Exhibit 10.22
Share sale and purchase
agreement
relating to the entire issued
share capital of Sparex
Holdings Limited

Dated	2010

The Vendor (1)
The Purchaser (2)

1

TABLE OF CONTENTS

1 Interpretation	1
2 Sale and purchase of the Shares	12
3 Consideration	12
4 Condition	13
5 Conduct of the Business before Completion	14
6 Indebtedness	15
7 Completion	15
8 Indemnities	16
9 Warranties	16
10 Purchaser warranties and undertaking	17
11 Confidentiality	17
12 Access	18
13 Restrictions	18
14 Post Completion undertakings	19
15 Further assurance	19
16 Announcements	19
17 Entire agreement	20
18 Completion and rescission	20
19 Cumulative rights	20
20 Assignment and transfer	20
21 Costs and expenses	21
22 Waiver	21
23 Variation	21
24 Severance and nature of obligations	21
25 Notices	21
26 No set-off	22
27 Counterparts	22
28 Governing language	22
29 Governing law	23
30 Jurisdiction	23
31 Interpretation	23
32 Rights of third parties	24
33 Execution	24
SCHEDULE 1	25
Part 1: Particulars of the Company -	25
Part 2: Particulars of the Subsidiaries	26
SCHEDULE 2 - Completion Documents	50
Part 1: Documents which are to be delivered by the Vendor at Completion	50
Part 2: Documents which are to be delivered by the Purchaser at Completion	52
Part 3: Business to be transacted at meetings of the directors of the Company and each of the UK Subsidiaries	53
SCHEDULE 3 - The Properties	54
Part 1: Freehold Properties	54
Part 2: Leasehold Properties	54
Part 3: Overseas Properties	54
SCHEDULE 4 - Warranty statements	57
Part 1: Title and Capacity	57
Part 2: The Company and the Subsidiaries	59
Part 3: General corporate and accounts	61
Part 4: Commercial	64

Agreed Form Documents

1	Communications List

2	Disclosure Letter

3	Powers of attorney in favour of the Purchaser to exercise voting rights pending registration of the Purchaser as holder of the Shares

4	Letters of resignation of directors and secretary

5	Letter of resignation of the auditors

6	Board resolution of the Purchaser authorising the execution and performance by the Purchaser of its obligations under this Agreement

7	Evidence of the Vendor’s authority in respect of the execution and performance by the Vendor of its obligations under this Agreement

8	Data Room Index

9	Tax Deed

10	Announcement

11	Letter of No Indebtedness

12	Debt Certificate

13	Agreed Indebtedness Spreadsheet

14	Deeds of Release

15	Forms DS1

16	Details of the Bank Accounts

	DATE	2010

PARTIES

(1)	Rubicon Partners Industries LLP, a limited liability partnership registered in England and Wales with number OC304887 and whose registered office is at 2B Sidings Court, Doncaster, South Yorkshire DN4 5NU (the “Vendor”); and

(2)	AGCO International Holdings BV with company number 12067080 whose registered office is at Horsterweg 66a, 5971 NG, Grubbenvorst, The Netherlands (the “Purchaser”).

INTRODUCTION

(A)	Sparex Holdings Limited was incorporated in England and Wales on 7 October 2005 and is registered under number 0558609 as a private company limited by shares. The Vendor is the sole beneficial owner of the Company.

(B)	The Company is the parent holding company of the Subsidiaries.

(C)	The main activity of the Subsidiaries is the distribution of generic agricultural accessories, tractor replacement parts and machinery implement parts servicing the agricultural after market.

(D)	The Vendor is willing to sell or procure the sale and the Purchaser is willing to purchase the Shares on the terms and subject to the conditions of this Agreement.

OPERATIVE PROVISIONS

1	Interpretation

1.1	In this Agreement, except where a different interpretation is necessary in the context, the following expressions shall have the following meanings:

	Accounts	the Company Accounts, the Sparex Limited Accounts and the Spenco Accounts

	Act	any statute or statutory instrument including any amendment or re-enactment of it for the time being in force and all orders, instruments, regulations, notices, directions, bye-laws, permissions, consents, licences, authorisations, permits and plans for the time being made or issued under it or deriving validity from it and any other obligation imposed by law and all regulations laws and directives made or issued by or with the authority of The European Commission and/or the Council of Ministers

	Adjusted Cash Amount	the reconciled cash book balance set out in the Cash Adjustment E-mail and referred to in sub-paragraph (c) of the definition “Cash Adjustment E-mail”

	Affiliate	in relation to any body corporate (whether or not registered in the United Kingdom), any holding company or subsidiary of such body corporate or any subsidiary of a holding company of such body corporate in each case from time to time

	Agreed Indebtedness Spreadsheet	a spreadsheet, in the agreed form, showing the Holdings Debt Balance and Sparex Debt Balance at the date of this Agreement as an amount equal to £55,656,668.52 and £20,036,079.68, respectively

1

this Agreement	this agreement including the Introduction and the Schedules

Applicable Laws	the laws, regulations, directives, statutes, subordinate legislation, common law and civil codes of any jurisdiction, all judgments, orders, notices, instructions, decisions and awards of any court or competent authority or tribunal and all codes of practice having force of law, statutory guidance and policy notes

Authorised Dealer	in relation to any transaction in respect of foreign exchange in South Africa, a person authorised by the National Treasury of South Africa to deal in foreign exchange

‘A’ Warranties	the warranties referred to in clause 9.1(a) and set out in Parts 1 (Title and Capacity), 2 (The Company and the Subsidiaries), 3 (General Corporate and Accounts), 6 (Pension arrangements relating to the UK subsidiaries) and 10 (Taxation), in each case of Schedule 4

Balancing Payment	a payment made pursuant to paragraph 7A or 7C schedule 28AA ICTA or Chapter 6 of part 4 of the Taxation (International and Other Provisions) Act 2010

Bank Accounts	each of the bank accounts details of which are set out in the spreadsheet, in the agreed form, for these purposes

Board(s)	the board of directors for the time being of the Purchaser and of the Company as specifically referred to

Books and Records	has its common law meaning and includes, without limitation, all notices, correspondence, orders, inquiries, drawings, plans, books of account and other documents and all computer disks or tapes or other machine legible programs or other records (excluding software)

the Business	the business of the Company and the Subsidiaries described in the Introduction and any other business of the Subsidiaries carried on by them at the date of this Agreement

Business Day	a day (other than a Saturday or a Sunday) on which banks are open for business (other than solely for trading and settlement in euro) in London

‘B’ Warranties	the warranties given in Parts 4 (Commercial), 5 (Employees), 7 (Pension arrangements relating to Non-UK Subsidiaries), 8 (Intellectual Property and Information Technology) and 9 (Property and Environmental), in each case of Schedule 4 and for the avoidance of doubt, other than the ‘A’ Warranties

Cash Adjustment E-mail	an email sent to the Vendor and the Purchaser from one of the Key Employees containing the following:

(a) copies of bank statements in respect of each of the Bank Accounts as at the close of business on 26 November 2010;

(b) a spreadsheet, prepared by Sparex Limited, setting

out, in respect of each of the Bank Accounts. uncleared receipts and uncleared payments as at 26 November 2010;

(c)  the reconciled cash book balance, being the aggregate balances of each of the Bank Accounts as set out in each of the said bank statements plus the aggregate balances of each of the said uncleared receipts and minus the aggregate balance of each of the said uncleared payments

Claim	a claim for a breach of Warranty

Communications List	the list, in the agreed form, setting out the details of the postal addresses, fax numbers and email addresses of each of the parties to this Agreement as at the date of this Agreement

the Company	Sparex Holdings Limited, brief particulars of which are set out in Part 1 of Schedule 1

the Company Accounts	the audited balance sheet of the Company for the financial period ended on the Company Accounts Date and the audited profit and loss account of the Company for the financial period ended on the Company Accounts Date, together with the directors’ report and other documents required by law to be annexed thereto

the Company Accounts Date	31 December 2009

Company Accounts Standards	in relation to the accounts of any body corporate incorporated in the United Kingdom, the applicable requirements of the Companies Acts 1985 to 2006, together with accounting principles, standards and practices which are generally accepted in the United Kingdom, in each case as at the date of the relevant accounts

the Company’s Auditors	PricewaterhouseCoopers LLP

Compensating Adjustment Provisions	paragraphs 6 to 6E inclusive of Sch 28AA of ICTA and Chapter 4 of Part 4 of the Taxation (International and Other Provisions) Act 2010

Complete Filing	as defined in clause 4.1(a)

Completion	completion of the sale and purchase of the Shares in accordance with the terms of clause 7

Completion Date	the date on which Completion takes place in accordance with clause 7 of this Agreement

Composite Guarantee and Debenture	means the composite guarantee and debenture entered into between, amongst others, the Vendor, the Company, Anglehawk Limited, Sparex Limited and Spenco Engineering Co Limited and Royal Bank of Scotland plc as agent and trustee for itself and for the Secured Parties (as defined therein)

Condition	as defined in clause 4.1

Confidential Information	all technical, financial, commercial and other information of a confidential nature relating to the Business, including without limitation, trade secrets, know-how, inventions, product information and unpublished information relating to Intellectual Property, object code and source code relating to software, marketing and business plans, projections, current or projected plans or internal affairs of any of the Company and/or the Subsidiaries, secret or confidential information, current and/or prospective suppliers and customers (including any customer or supplier lists) and any other person who has had material dealings with them

Consideration	the consideration referred to in clause 3.1

Data Room	the documents and information contained or referred to in the electronic data room, virtually hosted and maintained by High Q, and made available on or before 4 November 2010 to the Purchaser and its advisers in relation to the Group and the Business and listed in the Data Room Index

Data Room Index	the index, in the agreed form, (and annexed to the Disclosure Letter) of the documents and information contained in the Data Room

Debt Certificate	a certificate, in the agreed form, delivered by the Vendor to the Purchaser on or before the Completion Date certifying the amount of the Intra-Group Indebtedness

Designated Account	such bank account, the details of which the Vendor notifies to the Purchaser in writing prior to the Completion Date

Disclosed Financial Indebtedness	means the Financial Indebtedness disclosed at items 4.12.4.1, 4.19.4.1 and 4.20.4.1 of the index of the Data Room made available by the Vendor to the Purchaser

Disclosure Documents	the Disclosure Letter, the documents attached thereto as listed in the schedule annexed to the Disclosure Letter and each and every document contained in the Data Room

the Directors	the persons specified as directors of the Company in Schedule 1 (the expression “Director” meaning any of them)

the Disclosure Letter	a letter in the agreed form bearing the same date as this Agreement from the Vendor to the Purchaser, delivered to the Purchaser immediately before execution of this Agreement, for which the Purchaser has acknowledged receipt

Domain Names	www.sparex.com, www.sparex.co.uk, www.sparexusa.com, www.sparex.es, www.sparex.ie, www.sparex.com.au, www.sparex.nl, www.sparex.fr and www.spenco.co.uk

Effective Date	31 December 2010 or, if earlier, the Completion Date

Employee	means any individual who has entered into or works under a contract of employment or any other contract with a Subsidiary whereby the individual undertakes to do or perform personally any work or services (save where the relevant Subsidiary’s status by virtue of that contract is that of a client or customer of any profession or business undertaking carried on by an individual), and any other individual within the definition of “employee” or “worker” in respect of Applicable Laws. “Employees” shall be construed accordingly

Encumbrances	any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest or title retention or any other agreement or arrangement having a similar effect or any agreement to create any of the foregoing

Environment	air, water, land, buildings, structures, enclosures, or other constructions, flora or fauna but not including humans

Environmental Law	the laws which are binding on the Company and the Subsidiaries (including common laws, statutes and subordinate legislation), treaties, conventions, regulations, codes of practice or guidance notes (in each case having the force of law) concerning the Environment

Environmental Permit	any consent, permission, licence, accreditation, approval or authorisation issued, registration made or exemption granted, pursuant to Environmental Law

Environmental Reports	(a) the environmental due diligence assessments of the following properties dated October 2010 carried out by Waterman Energy, Environment & Design Limited:

(i) Sparex Limited — Exeter Airport, Devon, EX5 2lJ;

(ii) Sparex Inc. — 190 Lena Drive. Aurora, Ohio, 44202, USA;

(iii) Sparex (Tractor Accessories) Ltd — Bally Griffin, Grannagh, Via Waterford, Ireland;

(iv) Sparex Maschinenzubehoer — Handels GmbH — Hunnenbrunn, Gewerbezone 11, A-9300 St Veit an der Glan, Austria;

(v) Sparex Handels- und Vertriebs GmbH — Hansestrasse 22, 27419 Sittensen, Germany;

(vi) Sparex Handels- und Vertriebs GmbH — Sallstrasse 38, 74635 Mangoldsall, Germany;

(vii) Sparex (Proprietary) Limited, 59-63 Marseilles Crescent, Briardene, Durban, South Africa;

(viii) Sparex ApS Ltd, Sondergarden 12, 9460 Farso, Denmark; and

(ix) Sparex S.A.R.L., Zone Artisanale Ty Douar, Commana, France;

(b) the environmental due diligence assessment by Waterman Energy, Environment and Design Limited of Spenco Engineering Co. Limited — Station Road, Clyst Honiton, Devon EX5 2DX dated August 2010; and

(c) the liability assessment of Sparex Limited Verstiging Holland BV — Hanepoel 156, Haarlemmermer, Zwaanshoek, Netherlands, 2136NN carried out by Argyll Environmental on (i) 8 September 2010 and (ii) following an additional inspection on 1 October 2010

Exchange Control	the Foreign Surveillance Department of the South African Reserve Bank responsible for the administration of exchange control on behalf of the Minister of Finance in South Africa or an officer of the National Treasury of South Africa who, by virtue of the division of work in National Treasury, deals with the matter on the authority of such Minister of Finance

Ex-gratia Pension	the ex-gratia pension to Tom Woolven in the sum of £3,070 per annum, as referred to in document 3.3.6.1 in the Data Room

Financial Indebtedness	means any indebtedness for or in respect of:

(a) monies borrowed;

(b) any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c) any amount raised pursuant to any note purchaser facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d) the amount of any liability in respect of any finance or operating lease or hire purchase contract;

(e) receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f) any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(g) any amount of any liability under an advance or deferred purchase agreement but only to the extent where any advance or deferred payment is arranged primarily as a method of raising finance or is due more than six months after sale or delivery;

(h) any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing and which is treated as a borrowing, in accordance with applicable accounting principles; and

(i) the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (h) above but excluding, in each case, the following:

(j)   normal trade credit incurred in the ordinary course of business or trading and provided by a supplier in connection with any goods and/or services provided by any supplier to any member of the group; and

(k)  any borrowing (whether by finance or operating lease, hire purchase contract or otherwise) in relation to or otherwise in connection with the ordinary course of trading or business (including, without limitation, in connection with office equipment, vehicles or plant and machinery)

FinanceCo	Finance Holdings Limited registered with company number 05586096 whose registered address is 2B Sidings Court, Doncaster DN4 5NU

Franchise Agreements	means the management agreement and operating licences for the sale and distribution of Sparex products entered into by Sparex Limited and which are disclosed in the Data Room

Full Title Guarantee	with the benefit of the implied covenants set out in Part 1 of the LPMPA when a disposition is expressed to be made with full title guarantee

GLAS	the Vector Industries Limited Group Life Assurance Scheme AEG 41753 provided by Aviva being a group life assurance scheme, providing a lump sum on death in service

Group	the Company and the Subsidiaries

GSHP	the stakeholder pension scheme comprising the Vector Stakeholder Pension Scheme, provided by Standard Life Assurance Society

Hazardous Substance	any natural or artificial substance or thing (whether in solid, liquid or gaseous form) which is (alone or in combination) capable of causing harm to the Environment or harm to human health

Health and Safety Consents	any authorisation, certificate, consent, licence, permission, permit or approval required by any Health and Safety Law

Health and Safety Law	all laws (including common laws, statutes and subordinate legislation and regulatory rules of practice, guidance notes, circulars and directories (in each case having the force of law) concerning health and safety in the workplace and which are now binding on the Subsidiaries

Health and Safety Regulator	any public agency, authority or body having powers or duties pursuant to Health and Safety Law

Holdings Debt Balance	outstanding principal and accrued interest owed at the relevant time from the Company to FinanceCo in relation to any and all intra-group facility arrangements between the Company and FinanceCo

ICTA	the Income and Corporation Taxes Act 1988

Information Memorandum	the information memorandum issued in relation to the Group and the Business dated July 2010, a copy of which has been made available to the Purchaser

Information Technology	computer hardware, software and networks

Intellectual Property	patents, trade marks, service marks, registered designs, trade names, business names, domain names, copyright, computer software and database rights and rights in know-how whether registered or unregistered and including applications for the grant of any of the foregoing

Intra-Group Indebtedness	an amount equal to the Holdings Debt Balance at the Completion Date minus the Sparex Debt Balance at the Completion Date as set out in the Debt Certificate

Irish Planning Acts	the Local Government (Planning and Development) Acts, 1963 to 1999, the Planning and Development Acts 2000 to 2010 and the Building Control Acts 1990 and 2007 and any regulations issued pursuant thereto and any extant order or regulation made or confirmed under any of them and all amendments or re-enactments of the same

Key Employee	Steve Potter, Pierre Nadeau and Alain Pinvidic

Leased Real Property	all the leases and licences of real property to which the Company or any Subsidiary is a party as specified in Parts 2 and 3 of Schedule 3

Letter of No Indebtedness	a letter, in agreed form, to be delivered by the Vendor to the Purchaser on or before the Completion Date that there are no outstanding monies owing to any member of the Retained Group from any of the Company and/or its Subsidiaries

LLP Regulations 2009	the Limited Liability Partnerships (Application of Companies Act 2006) Regulations 2009

LPMPA	Law of Property (Miscellaneous Provisions) Act 1994

Long Stop Date	31 December 2010 or such later date that the parties agree in writing

Management Accounts	the management accounts of each of the Company and Anglehawk Limited and in the case of the Subsidiaries (excluding Anglehawk Limited), the consolidated management accounts of the Subsidiaries (excluding Anglehawk Limited), in each case from 31 December 2009 to the period ending at the Management Accounts Date, copies of which are disclosed at sections 17.8.9 and 17.8.10 of the Data Room

Management Accounts Date	1 October 2010

Non-Disclosable Information	all information (including but not limited to Confidential Information) which relates to:

(a) the provisions of this Agreement;

(b) the negotiations relating to this Agreement; or

(c) the subject matter of this Agreement

the Non-UK Subsidiaries	those of the Subsidiaries which are incorporated outside the United Kingdom

Notifying Territory	Austria

Other Pension Arrangements	the Ex-gratia Pension and Stephen Potter’s Pension Arrangement

Owned Real Property	all the real freehold property owned by the Company or any Subsidiary as specified in Parts 1 and 3 of Schedule 3

Planning Acts	the Act or Acts for the time being in force relating to town and planning

Properties	the Leased Real Property and the Owned Real Property as specified in Parts 1, 2 and 3 of Schedule 3

Purchaser’s Group	the Purchaser, its subsidiaries and subsidiary undertakings from time to time, any holding company of the Purchaser and all other subsidiaries and subsidiary undertakings from time to time of such holding company (including, in respect of the period following Completion, for the avoidance of doubt, each of the Company and the Subsidiaries)

the Purchaser’s Solicitors	Herbert Smith LLP, Exchange House, Primrose Street, London EC2A 2HS

Purchaser Warranties	the warranties given by the Purchaser in clause 10 and Schedule 5 and each purchaser warranty statement shall be a “Purchaser Warranty”

PwC Report	the financial report (volume 1 and 2), issued by PricewaterhouseCoopers LLP, in relation to the Group and the Business, dated 25 August 2010, a copy of which has been made available to the Purchaser

Registered	in respect of any period since 6 April 2006 registered under the Finance Act 2004 and in respect of any prior period Approved under Chapter I or Chapter IV (as the case may be) of Part 14 of ICTA

Relevant Authority	the Austrian Federal Competition Authority (Bundeswettbewerbsbehörde), Federal Cartel Prosecutor (Bundeskartellanwalt) or Austrian Cartel Court (Kartellgericht)

Relief	any loss, relief, allowance, exemption, set off, deduction or credit in computing or against income, profits, gains or Taxation and any right to a repayment of Taxation or any right to payment in consideration for the surrender of Advance Corporation Tax or group relief or made as a Balancing Payment.

Retained Group	the Vendor and any Affiliate of it immediately prior to Completion, but excluding the Company and the Subsidiaries

Security	means a mortgage, charge, pledge, lien, assignment by way of security, retention of title provision, trust or flawed asset arrangement (for the purpose of, or which has the effect of, granting security) or other security interest securing any obligation of any person, or any other agreement or arrangement in any jurisdiction having a similar effect

Shares	all of the issued shares of the Company, namely 1 ordinary share of £1 each and 2 B ordinary shares of £1 each

Sparex Debt Balance	outstanding principal and accrued interest owed at the relevant time from FinanceCo to Sparex Limited in relation to any and all intra-group facility arrangements between FinanceCo and Sparex Limited

Sparex Limited Accounts	the audited balance sheet of Sparex Limited for the financial year ending on the Company Accounts Date and the audited profit and loss account of Sparex Limited for the financial period ended on the Company Accounts Date, together with the director’s report and other documents required by law to be annexed thereto

Sparex Limited Compensating Adjustment	a claim made pursuant to any of the Compensating Adjustment Provisions by Sparex Limited up to and including Completion, to the effect that the profits and losses of Sparex Limited in respect of indebtedness outstanding between FinanceCo and Sparex Limited are to be computed or calculated for tax purposes as if an arm’s length provision had been made or imposed instead of the actual provision (as those terms are understood for the purposes of the Compensating Adjustment Provisions)

Sparex Reporting Forms	means in relation to each of the non-UK Subsidiaries, the standard, profit and loss account and balance sheet, accounts reporting form of such companies in respect of the financial years ending on the Company Accounts Date

Spenco Accounts	the audited balance sheet of Spenco Engineering Co. Limited for the financial year ended on the Company Accounts Date and the audited profit and loss account of Spenco Engineering Co. Limited for the financial period ended on the Company Accounts Date, together with the director’s report and other documents required by law to be annexed thereto

Stephen Potter’s Pension Arrangement	the private pension scheme of Stephen Potter (group finance director) to which Sparex Limited contributes 15.3% of basic pay, as referred to in document 3.3.6.1 in the Data Room

Strategic Review	a report by Patrick Woodrow dated 4 June 2010

Subsidiaries	those subsidiaries of which brief particulars of which are set out in Part 2 of Schedule 1

Supplementary Disclosure Letter	a letter dated on or before the date of Completion from the Vendor to the Purchaser which may, at the option and absolute discretion of the Vendor, be delivered to the Purchaser on or before the date of Completion

Tax or Taxation	as defined in the Tax Deed

Tax Deed	the deed, in relation to Tax entered into pursuant to this Agreement, in the agreed form

Tax Warranties	the tax warranties set out in Part 10 of Schedule 4

Taxing Authority	as defined in the Tax Deed

Trade Marks	Community trade mark “SPAREX” — number 6854351;

Australian trade mark “SPAREX” — number 1268177

Australian trade mark “AGRIPAK” — number 325119;

New Zealand trade mark “SPAREX” — number 797853;

United States trade mark “SPAREX” — number 77596830;

United States trade mark “GRAVOTEK” — number 3456061;

Mexican trade mark “SPAREX” — number 1131971;

Canadian Trade Mark “SPAREX” — number 1415246; and

the Sparex catalogues

Transaction	the transaction contemplated by this Agreement

Treasury Transactions	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price

UK Subsidiaries	those of the Subsidiaries which are incorporated in England and Wales

UK Unaudited Accounts	the unaudited balance sheets of each of Anglehawk Limited and Sparex International Limited for the financial year ending on the Company Accounts Date, together with the directors’ report and other documents required by law to be annexed thereto

VAT	value added tax imposed pursuant to Council Directive 2006/112 EC or any national legislation implementing the same or any tax of a similar nature which may be substituted for or levied in addition to it

VATA	the United Kingdom Value Added Tax Act 1994

Vector Pension Scheme	the occupational pension scheme established on 1 August 2000 and governed by a definitive trust deed and rules dated 1 August 2000

Vendor VAT Groups	the VAT groups under VAT reference number 820 7397 28 and 645 2294 35 of which Rubicon Partners Industries LLP and

Vector Industries Ltd are the representative members respectively

	the Vendor’s Solicitors	SJ Berwin LLP, 10 Queen Street Place, London EC4R 1BE

	Warranty	the Warranties set out in Schedule 4 and each warranty statement shall be a “Warranty”

	Websites	the WWW sites comprising all pages including graphics, audio-visual effects, software and all the material, located at the Domain Names

	Working Hours	9.30 am to 5.30 pm on a Business Day

2	Sale and purchase of the Shares

2.1	The Vendor shall sell or procure to be sold with Full Title Guarantee with effect from Completion all of the Shares and the Purchaser shall purchase all of the Shares together with all rights attaching to them at Completion and free from all Encumbrances.

2.2	The Vendor waives and agrees to procure the waiver of any restrictions on transfer, including pre-emption rights, which may exist in relation to the Shares.

2.3	The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the Vendor completes the sale of all of the Shares simultaneously.

3	Consideration

3.1	In consideration of the sale of the Shares in accordance with the terms of this Agreement, the Purchaser shall pay to the Vendor, in cash, at Completion an amount equal to:

(a + b)-c

where:

a = £52,698,054

b = an amount equal to the Adjusted Cash Amount

c = an amount equal to the Intra-Group Indebtedness

3.2	For the purposes of calculating the consideration pursuant to clause 3.1, save in the case of manifest error (in which case the provisions of clauses 3.4 and 3.5 shall apply), the Adjusted Cash Amount set out in the Cash Adjustment E-mail shall be final and binding on the Vendor and the Purchaser and neither shall have any claim against any Key Employee or each other in relation to or otherwise in connection with the contents of and information contained in the Cash Adjustment E-mail provided by any Key Employee.

3.3	Any payment made by the Vendor to the Purchaser under or in respect of any breach of this Agreement or any document referred to herein in the agreed form (including, without limitation, in respect of any Claim) shall be and shall be deemed to be a reduction in the price paid for the Shares by the Purchaser under this Agreement to the extent legally possible.

3.4	The Purchaser or the Vendor may at any time within 20 Business Days following Completion serve a notice on the other party disputing the Adjusted Cash Amount as set out in the Cash Adjustment Email on the grounds of manifest error (a “Dispute”), providing reasonable details of the Dispute (the “Dispute Notice”). The parties shall meet or speak together in good faith to discuss the Dispute and to reasonably agree any adjustments to the Adjusted Cash Amount as are acceptable to both parties to resolve the Dispute and to reasonably agree what adjustment should be made to the Adjusted Cash Amount so paid (to reflect the said manifest error). If the parties fail to resolve the Dispute, within 5 Business Days of receipt of the Dispute Notice, the Dispute shall be referred for resolution by either party to an independent accountant being a partner in an independent firm of internationally recognised chartered accountants (the “Expert”) to be appointed (in default of nomination by agreement between the Vendor and the Purchaser within a further 5 Business days) by the President for the time being of the Institute of Chartered Accountants in England and Wales). The Expert shall determine the proceedings to be followed in making his determination and he shall give his decision on the Dispute within 14 Business days of the date of his appointment. The Expert shall state what adjustments (if any) are necessary to the Adjusted Cash Amount and this determination shall be final and binding on all concerned and shall be given by the Expert acting as an expert and not as an arbitrator. The fees and costs of the Expert (including his expenses) shall be borne by the Vendor and the Purchaser in such proportions as the Expert shall determine in his absolute discretion (or, in the absence of any such determination, by the Vendor and the Purchaser in equal amounts). If pursuant to such agreement or determination as aforesaid it is concluded that the Adjusted Cash Amount was calculated in error, the following shall occur:
(a)	if there is a shortfall in relation to the Adjusted Cash Amount paid then the Purchaser shall within 5 Business Days of such agreement or determination pay for the account of the Vendor an amount equal to the shortfall by electronic transfer of cleared funds to the Vendor’s Solicitors bank account; and

(b)	if there is an excess in relation to the Adjusted Cash Amount paid then the Vendor shall within 5 Business Days of such agreement or determination pay or procure the payment to the Purchaser of an amount equal to the excess by electronic transfer of cleared funds to the bank account notified by the Purchaser to the Vendor in writing.
3.5	For the purposes of clauses 3.2 and 3.4, manifest error shall be limited to any mathematical errors made by the Key Employees in adding and subtracting (as the case may be) the numbers contained in the bank statements and spreadsheet referred to in paragraphs (a) and (b) of the definition of “Cash Adjustment E-mail” for the purposes of providing the reconciled cash book balance referred to in paragraph (c) of such definition and, for the avoidance of doubt, shall not include any errors contained in such bank statements and spreadsheet, and used by the Key Employees in preparing the said reconciled cash book balance.
4	Condition
4.1	Completion of this Agreement is conditional upon satisfaction of the following condition (the “Condition”):
(a)	all necessary notifications and filings to the Relevant Authority having been made in relation to the subject matter of this Agreement (“Complete Filing”); and

(b)	to the extent legally required, the said Relevant Authority adopting a decision, or being deemed to have adopted a decision, approving the Transaction in respect of the Notifying Territory in respect of which such Relevant Authority has jurisdiction.
4.2	The Purchaser shall make the Complete Filing together with all other required documents with the Relevant Authorities as soon as practicable no later than five Business Days after the date of this Agreement, to the extent not yet filed prior to that date and thereafter use all reasonable endeavours to ensure satisfaction of the Condition in a timely manner, and in any event, by the Longstop Date.
4.3	In relation to the Complete Filing:
(a)	the Purchaser shall consult with the Vendor and the Vendor’s Solicitors and advisers in respect of the filings referred to in clause 4.1(a) and shall provide the Vendor and the

Vendor’s Solicitors and advisers with a reasonable opportunity to review such filings (subject to appropriate confidentiality redactions) prior to submission to the Relevant Authority; and

(b)	all requests and enquiries from any government, governmental, supranational or trade agency, court or regulatory body, including, without limitation, the Relevant Authority, shall be dealt with by the Purchaser after consultation with the Vendor and the Vendor and the Purchaser shall promptly co-operate with each other in a reasonable fashion and provide all necessary information and assistance reasonably required by such government, agency, court or body upon being requested to do so by the other.
4.4	The Purchaser hereby acknowledges that any consent and/or clearance obtained from the Relevant Authority in respect of the transaction contemplated by this Agreement may be subject to certain conditions (the “Competition Clearance Conditions”). In the event the Relevant Authority impose any such Competition Clearance Conditions, then provided that the Purchaser acting reasonably considers such Competition Clearance Conditions to be reasonable then the Purchaser shall accept and comply fully with such Competition Clearance Conditions.
4.5	The Vendor shall co-operate with the Purchaser in a reasonable fashion and use its reasonable endeavours to provide or procure the provision of such assistance as is reasonably required by the Purchaser to enable it to make the Complete Filing referred to in clause 4.1(a).
4.6	The Purchaser shall provide to the Vendor copies of the Complete Filing provided for in clause 4.1 above following submission (subject to appropriate confidentiality redactions) and will keep the Vendor reasonably informed of the progress in obtaining the approvals provided for in clause 4.1 above.
4.7	The Purchaser shall give notice to the Vendor of, in each case:
(a)	the Relevant Authority adopting a decision or being deemed to have adopted a decision approving the Transaction in respect of its Notifying Territory; and

(b)	the satisfaction of the Condition
as soon as reasonably practicable and in any event within 2 Business Days upon becoming aware of the same.
4.8	The parties acknowledge that the Condition set out in clause 4.1 may only be waived with the consent of both the Vendor and the Purchaser but not otherwise. Any waiver of the Condition must be in writing and served upon the other party to this Agreement in accordance with the provisions of clause 25 (Notices).
4.9	If the Condition has not been satisfied in full (or waived in accordance with clause 4.8) on or before the Long Stop Date (or such later date as shall be agreed in writing between the Vendor and the Purchaser) this Agreement shall then immediately terminate (other than clauses 4 (Condition), 1 (Interpretation ), 11 (Confidentiality), 16 (Announcements), 17 (Entire agreement), 21 (Costs and expenses), 25 (Notices) and 29 (Governing law)) and no party shall have any claim against any other party under this Agreement or in respect of the subject matter of this Agreement by the Purchaser save in respect of any liabilities which have accrued prior to the Agreement terminating, in relation to the clauses of the Agreement that remain in force.
5	Conduct of the Business before Completion
5.1	The Vendor shall procure that the Company and the Subsidiaries continue to carry on business in substantially the same manner as their businesses have been carried on before the date of this Agreement.

5.2	Pending Completion, the Vendor shall procure that, without the prior written consent of the Purchaser (which shall not be unreasonably withheld or delayed), neither the Company nor the Subsidiaries, shall do or omit to do anything that is a breach of Schedule 7.
5.3	Pending Completion, the Vendor shall procure that, upon reasonable request from the Purchaser to the Vendor, subject to applicable legal and regulatory requirements the Purchaser is given reasonable access during normal business hours to the books and records, documents, information, data and financial affairs, including the statutory books, minute books, contracts, customer lists, supplier lists and leases of, in each case relating solely to, the Group but only to the extent that such documents exist and are in the possession of a member of the Group.
6	Indebtedness
6.1	The Vendor shall procure that Sparex Limited sends both the Vendor and the Purchaser the Cash Adjustment E-mail on or before 6 December 2010.
6.2	The Vendor shall deliver to the Purchaser on or before the Completion Date, the Debt Certificate.
6.3	On or before the Completion Date, the Vendor shall procure that:
(a)	FinanceCo repays the Sparex Debt Balance to Sparex Limited;

(b)	Sparex Limited makes an intra-group loan to the Company of an amount equal to the Sparex Debt Balance; and thereafter

(c)	the Company repays part of the Holdings Debt Balance, so that following such repayment of part of the Holdings Debt Balance, the Holding Debt Balance on the Completion Date shall be equal to the Intra-Group Indebtedness.
6.4	The parties hereby acknowledge that on the basis that the payment to be made by FinanceCo to Sparex Limited pursuant to clause 6.3(a) above, the payment to be made by Sparex Limited to the Company pursuant to clause 6.3(b) above and the payment to be made by the Company to Finance Co pursuant to clause 6.3(c) above are all of an equal amount, the Vendor’s procurement obligation for each of paragraphs (a), (b) and (c) of clause 6.3 above shall be satisfied by making the appropriate accounting entries in the financial books of each of the aforementioned companies and cash movements shall not be required.
7	Completion
7.1	Completion shall take place at the offices of the Vendor’s Solicitors (or any other location agreed upon in writing by the Vendor and the Purchaser) on the fifth Business Day following notice given by the Purchaser pursuant to clause 4.7 or, if later, at such other time as the Vendor and Purchaser shall mutually agree in writing, when:
(a)	the Purchaser shall deliver or cause to be delivered to the other the items listed in Part 2 of Schedule 2;

(b)	the Purchaser shall procure the payment to the Vendor of an amount equal to the Consideration by electronic transfer of cleared funds to the Designated Account ;

(c)	the Purchaser shall procure the repayment by the Company of the Holdings Debt Balance, such repayment to be satisfied by the payment by the Company of a sum equal to the Intra-Group Indebtedness by an electronic transfer of cleared funds to the Designated Account;

(d)	subject to the Purchaser performing its obligations as aforesaid, the Vendor shall deliver or cause to be delivered to the Purchaser the items listed in Part 1 of Schedule 2; and

(e)	subject to the Purchaser performing its obligations as aforesaid the Vendor shall procure that the business specified in Part 3 of Schedule 2 is transacted at meetings of the directors of the Company and each of the UK Subsidiaries.
7.2	The Vendor hereby confirms that the payment of the amounts equal to the Intra-Group Indebtedness and Consideration into the Designated Account shall be a sufficient discharge for the Purchaser of its obligations under clauses 3.1, 7.1(b) and 7.1(c) and the Purchaser shall not be concerned to see to the application thereof or be responsible for the loss or misapplication of such sum.
7.3	Pending Completion, the Vendor shall use its reasonable endeavours to organise:
(a)	the issue of share certificates by the non-UK Subsidiaries in favour of the shareholder member of such Non-UK Subsidiaries; and

(b)	any amendments required to the register of members of the Non-UK Subsidiaries detailed in the disclosure, made against warranty 6 of Part 2 of Schedule 4 of this Agreement, of the Disclosure Letter, to reflect the correct shareholder member of such Subsidiary, but only to the extent such Subsidiary is required to maintain a register of members by the jurisdiction of its incorporation, and for this purpose, in each case reasonable endeavours shall be limited to instructing the Key Employees to organise such issue and amendment (as the case may be) and providing all such reasonable assistance to the Key Employees and each non-UK Subsidiary to facilitate such issue and amendment (as the case may be).
8	Indemnities
The Vendor shall indemnify the Purchaser (for itself and as agent and/or trustee for the Company and each of the Subsidiaries) against all costs, expenses, damages, compensations, fines and other liabilities:
(a)	arising at any time as a result of the Company or any of the UK Subsidiaries ceasing to participate or having ceased to participate in the Vendor Pension Scheme (including without limitation any debt arising under Section 75 or 75A of the Pensions Act 1995); or

(b)	arising out of or in connection with any contribution notice or financial support direction that has been in the period prior to the date of this Agreement or may be issued within six years of the date of this Agreement by the Pensions Regulator (established under Section 1 of the Pensions Act 2004) under Section 38 or 43 of the Pensions Act 2004 in respect of any pension arrangement of (i) the Vendor; or (ii) any member of the Retained Group.
9	Warranties
9.1	The Vendor hereby warrants to the Purchaser at the date of this Agreement and on the Effective Date:
(a)	in the terms of the ‘A’ Warranties; and

(b)	so far as the Vendor is aware, having made all reasonable enquiry in the circumstances in accordance with clause 9.2 below, in the terms of the ‘B’ Warranties, save, in each case, to the extent that facts or circumstances inconsistent with the Warranties are fairly disclosed in the Disclosure Letter (or in the case of the Warranties that are repeated on the Effective Date only and in respect of events or circumstances arising following the date of this Agreement only), the Supplementary Disclosure Letter (if any) and for this purpose “fairly disclosed” for the purposes of the Disclosure Letter and the Supplementary Disclosure Letter (if

any) means disclosed in such manner and with such detail as to enable the Purchaser to make a reasonable assessment of the matter concerned. For the purposes of the Warranties that are repeated on the Effective Date, any express or implied reference in the Warranties to the date of this Agreement shall be deemed replaced by a reference to the Effective Date,
9.2	For the purposes of clause 9.1(b), the level of the Vendor’s awareness shall be limited only to the actual awareness of Alan Fletcher, Ian Fisher and Andrew Fischer having made reasonable enquiry of the Key Employees (but, for the avoidance of doubt, no other enquiries).
9.3	The provisions of Schedule 6 which, among other things, negate, limit, regulate or otherwise affect the liability of the Vendor in relation to Claims shall remain in full force and be fully applicable in all circumstances and, in particular, notwithstanding any breach of the Warranties or any claim against the Vendor in respect of the Warranties, whatever its nature or consequences.
9.4	The Purchaser acknowledges and agrees that it does not rely on and has not been induced to enter into this Agreement on the basis of any warranties, representations, covenants, undertakings, indemnities or other statements whatsoever, other than those expressly set out in this Agreement and acknowledges and agrees that neither the Vendor, nor any of the Company or its Subsidiaries, nor any of their agents, advisers, respective officers or employees have given any such warranties, representations, covenants, undertakings, indemnities or other statements including, without limitation, as to the accuracy or completeness of any information and/or documentation (including, without limitation: (i) the Information Memorandum; (ii) the contents of the Disclosure Letter; (iii) the contents of the Disclosure Documents; (iv) the contents of the Data Room; (v) the Environmental Reports; (vi) the Strategic Review; (vii) the PwC Report and (viii) any forecasts, estimates, projections, statements of intent or statements of opinion) provided to or held or used by the Purchaser, any other member of the Purchaser’s Group or any of their respective advisers or agents (howsoever provided, held or used).
9.5	The sole remedy of the Purchaser for any breach of any of the Warranties or any other breach of this Agreement by the Vendor shall be an action for damages. The Purchaser shall not be entitled to rescind or terminate this Agreement in any circumstances whatsoever, other than any such right in respect of fraudulent misrepresentation.
9.6	Any information supplied by the Company or the Subsidiaries, their officers or employees to the Vendor in connection with, or to form the basis of, the Warranties or any matter covered in the Disclosure Documents shall be deemed not to include or have included a representation, warranty or guarantee of its accuracy to the Vendor and shall not constitute a defence to the Vendor to any claim made by the Purchaser. The Vendor hereby waives any and all claims against the Company, the Subsidiaries, their officers and employees in respect of any information so supplied.
10	Purchaser warranties and undertaking
The Purchaser warrants to the Vendor at the date of this Agreement in the terms of the Purchaser Warranties in Schedule 5 by reference to the facts and circumstances existing at such time.
11	Confidentiality
11.1	The Vendor (for itself and each member of the Retained Group) and the Purchaser (for itself and each member of the Purchaser’s Group) hereby undertake that they shall both during and after the term of this Agreement preserve the confidentiality of the Non-Disclosable Information, and except to the extent otherwise expressly permitted by this Agreement, not directly or indirectly reveal, report, publish, disclose or transfer or use for its own or any other purposes such Non-Disclosable Information, and provided that any Confidential Information solely relating to the Group in relation to the period before Completion shall not be Confidential Information of the Vendor following Completion and, for the avoidance of doubt, any Confidential Information relating solely to the Group in relation to the period after Completion shall be Confidential Information of the Purchaser.

11.2	Notwithstanding any other provision in this Agreement, any party may, after consultation with the other party whenever practicable (and legally permissible), disclose Non-Disclosable Information if and to the extent:
(a)	required by law; or

(b)	required by any securities exchange on which any party’s securities are listed or traded; or

(c)	required by any regulatory or governmental or other authority with relevant powers to which any party is subject or submits (whether or not the authority has the force of law); or

(d)	requires to vest the full benefit of this Agreement in that party or to enforce any of the rights of that party in this Agreement; or

(e)	required by its professional advisers, officers, employees, consultants, subcontractors, insurance brokers, or agents to provide their services (and subject always to similar duties of confidentiality); or

(f)	that information is in or has come into the public domain through no fault of that party; or

(g)	the other parties have given prior written consent to the disclosure; or

(h)	it is necessary to obtain any relevant tax clearances from any appropriate tax authority.
11.3	The Purchaser hereby agrees to (and shall procure that each member of the Purchaser’s Group shall) keep secret and confidential and not to (and shall procure that each member of the Purchaser’s Group shall not) use, disclose or divulge to any third party or enable or cause any person to become aware of any confidential information relating to any member of the Retained Group including but not limited to intellectual property (whether owned or licensed by any of such companies), inventions, know-how, lists of customers, reports, notes, memoranda and all other documentary records pertaining to such companies or their business affairs, finances, suppliers, customers or contractual or other arrangements provided always that the restrictions contained in this clause 11.3 shall not apply to any confidential information if and to the extent disclosure is required in respect of any matters set out in paragraphs (a) to (h) of clause 11.2.
11.4	The restrictions in this clause 11 shall continue to apply after Completion without limit in time.
12	Access
The Purchaser shall make available to the Vendor any Books and Records of the Company and/or the Subsidiaries as the case may be, (or, if practicable, the relevant parts of those Books and Records) which are reasonably required by the Vendor for the purpose of dealing with its Tax affairs and accordingly, the Purchaser shall, upon being given reasonable notice by the Vendor and subject to the Vendor giving such undertaking as to confidentiality as the Purchaser shall reasonably require, procure that such Books and Records are made available to the Vendor for inspection (during Working Hours) and copying (at the Vendor’s expense) for and only to the extent necessary for such purpose and for a period of six years from Completion.
13	Restrictions
13.1	The Vendor hereby agrees that it will not and will procure that no other member of the Retained Group shall either alone or together with or as agent, officer or employee of any other person, firm or company for a period of one year from Completion offer employment to or employ or offer to conclude any contract of services with any Key Employee or procure or facilitate the making of such an offer by any person, firm or company or entice or endeavour to entice any Key Employee to terminate their employment or contract for services with the Subsidiaries, provided that this clause 13.1 shall not prevent any member of the Retained Group from employing any person who responds to a public advertisement for the relevant vacancy placed by or on behalf of the relevant member of the Retained Group if there has been no previous contact between any member of the Retained Group (or any person acting on its behalf) and that person.
13.2	The Vendor acknowledges that the restriction in clause 13.1 is reasonable and that the duration, extent and application of the restriction is no greater than is necessary for the protection of the goodwill of the business of the Group. Should the restriction be found to be void or unenforceable without the deletion of some part of it or the reduction in duration specified, that restriction shall apply with such modification as may be necessary to make it valid.
13.3	After Completion, the Vendor shall not and shall procure that each member of the Retained Group shall not without the Purchaser’s express agreement hold itself out as being interested in or in any way connected (other than as a matter of historic fact) with any member of the Group or permit any person to hold out the Vendor or any other member of the Retained Group as being so interested.
13.4	After Completion, the Purchaser shall not and shall procure that each member of the Purchaser’s Group shall not without the Vendor’s express agreement hold itself out as being interested in or in any way connected (other than as a matter of historic fact) with any member of the Retained Group or permit any person to hold out the Purchaser or any other member of the Purchaser’s Group as being so interested.
14	Post Completion undertakings
14.1	The Purchaser shall procure that the Company and the Subsidiaries shall within 20 Business Days after Completion remove any name containing a reference to the name “Rubicon” or the whole or part of the corporate name of any other member of the Retained Group or any confusingly similar word or name or the logo of any other member of the Retained Group on any vans or vehicles or work-clothing provided by the Subsidiaries to its employees.
14.2	The Purchaser shall procure that within 10 Business Days after Completion the Subsidiaries and the Company shall have ceased communicating (whether in writing, orally or otherwise) or otherwise, trading with any third party using any name containing a reference to “Rubicon” or the whole or part of the corporate name of any other member of the Retained Group or any confusingly similar word or name.
15	Further assurance
For a period of 12 months from the Completion Date, the Vendor shall, at the Purchaser’s reasonable cost (and, for the avoidance of doubt, the Vendor shall not be required to incur any cost which is not reimbursed by the Purchaser), execute all such deeds and documents and do all such reasonable things as the Purchaser may reasonably require for giving the Purchaser the legal and beneficial title to the Shares and are necessary to perfect the matters intended to be effected pursuant to this Agreement.
16	Announcements
16.1	Except to the extent otherwise expressly permitted by this Agreement and except for the announcement in the agreed form, the parties shall not make any public announcement or issue a press release or respond to any enquiry from the press or other media concerning or relating to this Agreement or its subject matter or any ancillary matter.
16.2	Notwithstanding any other provision in this Agreement, any party may, after consultation with the other parties whenever practicable, make or permit to be made an announcement concerning or relating to this Agreement or its subject matter or any ancillary matter if and to the extent required by:

(a)	law; or

(b)	any securities exchange on which any party’s securities are listed or traded; or

(c)	any regulatory or governmental or other authority with relevant powers to which any party is subject or submits, whether or not the requirement has the force of law; or

(d)	where the form of such announcement is first approved in writing by the Vendor and the Purchaser.
17	Entire agreement
17.1	This Agreement and the documents referred to or incorporated in it constitute the entire agreement between the parties relating to the subject matter of this Agreement and supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, between the parties in relation to the subject matter of this Agreement.

17.2	Each of the parties acknowledges and agrees that it has not entered into this Agreement in reliance on any statement or representation of any person (whether a party to this Agreement or not) other than as expressly incorporated in this Agreement.

17.3	Nothing in this Agreement, or in any other document referred to herein shall be read or construed as excluding any liability or remedy as a result of fraud.

17.4	Without limiting the generality of the foregoing, each of the parties irrevocably and unconditionally waives any right or remedy it may have to claim damages and/or to rescind this Agreement by reason of any misrepresentation (other than a fraudulent misrepresentation) having been made to it by any person (whether party to this Agreement or not) and upon which it has relied in entering into this Agreement.

17.5	Each of the parties acknowledges and agrees that the only cause of action available to it under the terms of this Agreement shall be for breach of contract.

18	Completion and rescission

18.1	Any provisions of this Agreement shall, so far as they are capable of being performed or observed, continue in full force and effect notwithstanding Completion except in respect of those matters already performed.

18.2	Neither the Purchaser nor the Vendor shall have any right to rescind or terminate this Agreement or treat this Agreement as rescinded or terminated or to delay performance of its obligations under this Agreement or under the provisions of the Misrepresentation Act 1967, the Unfair Contract Terms Act 1977 or for any other reason, or in any circumstances, whatsoever, and accordingly, each party hereby waives all such other rights of rescission and/or termination that it might otherwise have in respect of this Agreement save to the extent that such right of rescission or termination arises as a result of the fraud of the other party.

19	Cumulative rights

The rights of the parties under this Agreement are independent, cumulative and without prejudice to all other rights available to them whether as a matter of common law, statute, custom or otherwise.

20	Assignment and transfer

20.1	Subject to clause 20.2, this Agreement is personal to the parties and no party may assign, transfer, subcontract, delegate, charge or otherwise deal in any other manner with this Agreement or any of its rights or obligations nor grant, declare, create or dispose of any right or interest in it without the prior written consent of the other party. Any purported assignment, transfer, subcontracting, delegation, charging or dealing in contravention of this clause 20 shall be ineffective.
20.2	The benefit of this Agreement may be assigned by the Purchaser to a member of the Purchaser’s Group provided that the Purchaser shall procure that any member of the Purchaser’s Group to whom any or all of the rights under this Agreement are assigned shall assign such rights back to the Purchaser immediately prior to it ceasing to be a member of the Purchaser’s Group provided that where the Purchaser has assigned any of the benefit of this Agreement, the liability of the Vendor under this Agreement shall in no circumstances be greater than liability would have been had no assignment taken place.

21	Costs and expenses

Subject to clause 3.4, each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution, performance and implementation of this Agreement and each document referred to in it and other agreements forming part of the transaction, save that this clause shall not prejudice the right of either party to seek to recover its costs in any litigation or dispute resolution procedure which may arise out of this Agreement.

22	Waiver

22.1	A waiver of any right, power, privilege or remedy provided by this Agreement must be in writing and may be given subject to any conditions thought fit by the grantor. For the avoidance of doubt, any omission to exercise, or delay in exercising, any right, power, privilege or remedy provided by this Agreement shall not constitute a waiver of that or any other right, power, privilege or remedy.

22.2	A waiver of any right, power, privilege or remedy provided by this Agreement shall not constitute a waiver of any other breach or default by the other party and shall not constitute a continuing waiver of the right, power, privilege or remedy waived or a waiver of any other right, power, privilege or remedy.

22.3	Any single or partial exercise of any right, power, privilege or remedy arising under this Agreement shall not preclude or impair any other or further exercise of that or any other right, power, privilege or remedy.

23	Variation

Any variation of this Agreement or of any of the documents referred to in it is valid only if it is in writing (which, for this purpose, does not include email) and signed by or on behalf of each party.

24	Severance and nature of obligations

24.1	If any provision of this Agreement is held to be invalid or unenforceable by any judicial or other competent authority, all other provisions of this Agreement will remain in full force and effect and will not in any way be impaired.

24.2	If any provision of this Agreement is held to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted, or the period of the obligation reduced in time, or the range of activities or area covered, reduced in scope, the provision in question will apply with the minimum modifications necessary to make it valid and enforceable.

25	Notices

25.1	Any communication to be given in connection with this Agreement shall be in writing in English except where expressly provided otherwise and shall either be delivered by hand or sent by first class prepaid post or fax or by email. Delivery by courier shall be regarded as delivery by hand.

25.2	Such communication shall be sent to the address of the relevant party or his fax number or email address set out in the Communications List or to such other address or fax number or email address as may previously have been communicated by one party to all the others in accordance with this clause 25.2 and clause 25.5. Each communication shall be marked for the attention of the relevant person.
25.3	A communication shall be deemed to have been served:
(a)	if delivered by hand at the address referred to in clause 25.2, at the time of delivery;

(b)	if sent by first class prepaid post to the address referred to in clause 25.2, at the expiration of two clear days after the time of posting; and

(c)	if sent by fax to the number referred to in clause 25.2 or sent by email to the email address specified in that clause, at the time of completion of transmission by the sender.
If a communication would otherwise be deemed to have been delivered outside normal business hours (being 9:30 a.m. to 5:30 p.m. on a Business Day) in the time zone of the territory of the recipient under the preceding provisions of this clause 25.3, it shall be deemed to have been delivered at the next opening of such business hours in the territory of the recipient.
25.4	In proving service of the communication, it shall be sufficient to show that delivery by hand was made or that the envelope containing the communication was properly addressed and posted as a first class prepaid letter or that the fax was despatched and a confirmatory transmission report received or that the email was transmitted to the correct email address, whether or not opened or read by the recipient.

25.5	A party may notify the other parties to this Agreement of a change to its name, relevant person, address or fax number or email address for the purposes of clause 25.2 provided that such notification shall only be effective on:
(a)	the date specified in the notification as the date on which the change is to take place; or

(b)	if no date is specified or the date specified is less than five clear Business Days after the date on which notice is deemed to have been served, the date falling five clear Business Days after notice of any such change is deemed to have been given.
25.6	For the avoidance of doubt, the parties agree that the provisions of clauses 25.1, 25.2, 25.3, 25.4 and 25.5 shall not apply in relation to the service of any claim form, application notice, order, judgment or other document relating to or in connection with any proceeding, suit or action arising out of or in connection with this Agreement.
26	No set-off
All payments to be made under this Agreement or the Tax Deed shall be made in full without any set-off or counterclaim and free from any deduction or withholding save as may be required by law in which event such deduction or withholding shall not exceed the minimum amount which is required by law to be deducted or withheld and the payer will simultaneously pay to the payee such additional amounts as will result in the receipt by the payee of a net amount equal to the full amount which would otherwise have been receivable had no such deduction or withholding been required.
27	Counterparts
This Agreement may be executed in any number of counterparts, each of which shall constitute an original, and all the counterparts shall together constitute one and the same agreement.
28	Governing language
28.1	This Agreement is in English.

28.2	If this Agreement is translated into any language other than English, the English language text shall prevail in any event.

28.3	Each notice, instrument, certificate or other communication to be given by one party to another in this Agreement or in connection with this Agreement shall be in English (being the language of negotiation of this Agreement) and if such notice, instrument, certificate or other communication or this Agreement is translated into any other language, the English language text shall prevail.

29	Governing law

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter, whether of a contractual or non-contractual nature, shall be governed by and construed in accordance with the law of England and Wales.

30	Jurisdiction

The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement in respect of any claim brought against the Vendor and shall have non-exclusive jurisdiction in respect of any claim brought by the Vendor.

31	Interpretation

31.1	The clause and paragraph headings and the table of contents used in this Agreement are inserted for ease of reference only and shall not affect construction.

31.2	References in this Agreement and the Schedules to the parties, the Introduction, Schedules and clauses are references respectively to the parties, the Introduction and Schedules to and clauses of this Agreement.

31.3	References to documents “in the agreed form” are to documents in terms agreed between the parties prior to execution of this Agreement, annexed to this Agreement and initialled for identification by or on behalf of the Vendor and the Purchaser.

31.4	Where any Warranty is qualified by reference to materiality (including by a phrase such as “in all material respects”), such reference shall, unless specified to the contrary, be construed as reference to materiality in the context of the Group as a whole.

31.5	References to “writing” or “written” includes any other non-transitory form of visible reproduction of words.

31.6	References to times of the day are to that time in London and references to a day are to a period of 24 hours running from midnight.

31.7	References to any English legal term or legal concept shall in respect of any jurisdiction other than England be deemed to include that which most approximates in that jurisdiction to such English legal term or legal concept.

31.8	References to persons shall include bodies corporate, unincorporated associations and partnerships, in each case whether or not having a separate legal personality.

31.9	References to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation and general words introduced by the word “other” (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.

31.10	Save where the context specifically requires otherwise, words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof.
31.11	References to statutory provisions, enactments or EC Directives shall include references to any amendment, modification, extension, consolidation, replacement or re-enactment of any such provision, enactment or Directive (whether before or after the date of this Agreement), to any previous enactment which has been replaced or amended and to any regulation, instrument or order or other subordinate legislation made under such provision, enactment or Directive, unless any such change imposes upon any party any liabilities or obligations which are more onerous than as at the date of this Agreement.

31.12	A company or other entity shall be a “holding company” for the purposes of this Agreement if it falls within either the meaning attributed to that term in section 1159 and Schedule 6 Companies Act 2006 or the meaning attributed to the term “parent undertaking” in section 1162 and Schedule 7 of such Act, and a company or other entity shall be a “subsidiary” for the purposes of this Agreement if it falls within any of the meanings attributed to a “subsidiary” in section 1159 and Schedule 6 Companies Act 2006 (as amended) or the meaning attributed to the term “subsidiary undertaking” in section 1162 and Schedule 7 of such Act, and the terms “subsidiaries” and “holding companies” are to be construed accordingly.

31.13	Words and phrases defined in the Companies Act 2006 shall, save as expressly provided in this Agreement, have the same meanings in this Agreement.

31.14	Section 839 ICTA (replaced by sections 1122 and 1123 of Corporation Tax Act 2010 from 1 April 2010 for accounting periods ending on or after that date) is to apply to determine whether one person is connected with another for the purposes of this Agreement.

32	Rights of third parties

Subject to the rights of the Company, the Subsidiaries and their respective officers and employees being able to rely on the provisions of clause 9.6 and except as otherwise expressly stated, this Agreement does not confer any rights on any person or party (other than the parties to this Agreement) pursuant to the Contracts (Rights of Third Parties) Act 1999. For the avoidance of doubt, the consent of the aforementioned persons shall not be required for any variation to this Agreement agreed to by the parties to this Agreement, nor for any termination of this Agreement by the parties to this Agreement.

33	Execution

This Agreement is entered into by the parties on the date at the beginning of this Agreement.

SCHEDULE 1
Part 1: Particulars of the Company

Name:	Sparex Holdings Limited

Number:	05586098

Registered office:	2B Sidings Court Doncaster DN4 5NU

Issued share capital:	1 ordinary share of £1

2 B ordinary shares of £1

Shareholder:	Rubicon Partners Industries LLP

Directors:	Andrew Olaf Fischer Rubicon Partners 2B Sidings Court Doncaster DN4 5NU

Ian Fisher Rubicon Partners 2B Sidings Court Doncaster DN4 5NU

Alan Thomas Fletcher Rubicon Partners 2B Sidings Court Doncaster DN4 5NU

Jonathan Charles Richardson Rubicon Partners 2B Sidings Court Doncaster DN4 5NU

Secretary:	Jonathan Charles Richardson Rubicon Partners 2B Sidings Court Doncaster DN4 5NU

Part 2: Particulars of the Subsidiaries

Name:	Anglehawk Limited

Number:	03940260

Registered office:	2B Sidings Court Doncaster DN4 5NU

Issued share capital:	901 Ordinary shares of £1 each

Shareholder:	Sparex Holdings Limited

Directors:	Andrew Olaf Fischer Rubicon Partners 2B Sidings Court Doncaster DN4 5NU

Ian Fisher Rubicon Partners 2B Sidings Court Doncaster DN4 5NU

Alan Thomas Fletcher Rubicon Partners 2B Sidings Court Doncaster DN4 5NU

Jonathan Charles Richardson Rubicon Partners 2B Sidings Court Doncaster DN4 5NU

Secretary:	Jonathan Charles Richardson Rubicon Partners 2B Sidings Court Doncaster DN4 5NU

Name:	Sparex Limited

Number:	00841771

Registered office:	Exeter Airport Devon EX5 2LJ

Issued share capital:	261,612 Ordinary shares of £1 each

Shareholder:	Anglehawk Limited

Directors:	Andrew Olaf Fischer The Chantry Little Casterton Rutland Stamford Lincolnshire PE3 4BE

Ian Fisher 26 Loudoun Road London NW8 0LT

Alan Thomas Fletcher 14 Fiery Hill Road Barnt Green Birmingham B45 8LG

Alasdair Frederick Lachlan Maclean Mulberry Knowles Coly Road Colyton Devon EX13 6PU

Pierre Nadeau Swiss Cottage Mapstone Hill Lustleigh Newton Abbot Devon TQ13 9SE

Stephen Brian Potter 12 Avon Road West Moors Ferndown Dorset BH22 0EG

Jonathan Charles Richardson 24 Foxcote Way Walton Chesterfield Derbyshire S42 7NP

Theunis Stortenbeker 33 Parkside Drive Exmouth Devon EX8 4LB

Secretary:	Hugh Andrew Trapnell 5 The Orchard Abbotskerwell Devon TQ12 5QE

Name:	Sparex Agrirepuestos SL

Number:	90121335

Registered office:	C/Amboto 7-9 Poligono Industrial Ansoleta 01194 Vitoria — Gasteiz Spain

Issued share capital:	€ 111,000: 500 shares of € 222 each

Shareholder:	Sparex Limited holds 495 shares

Sparex International limited holds 5 shares

Directors:	Mercedes Acevedo

Secretary:	Joanne Hiorns

Name:	Sparex (Tractor Accessories) Limited

Number:	Certificate No 72127

Registered office:	Grannagh Waterford Ireland

Issued share capital:	€6,250: 5,000 shares of €1.25 each

Shareholder:	Sparex Limited holds 4,999 shares

Sparex International Limited holds 1 share

Directors:	Alasdair MacLean John Laffan Stephen Potter Pierre Nadeau Denise Phelan

Secretary:	Denise Phelan

Name:	Sparex AB

Number:	556246-9212

Registered office:	Box 2006 523 02 Timmele Sweden

Issued share capital:	Skr 100,000DES: 1,000 shares of Skr 100

Shareholder:	Sparex Limited

Directors:	Marita Gustavsson Anders Ohlsson Pierre Nadeau Stephen Potter

Secretary:	Marita Gustavsson

Name:	Sparex ApS

Number:	Reg.nr ApS 43816

Registered office:	Sondergarden 12
DK-9640 Farso
Denmark

Issued share capital:	DKK 200,000: 200 shares of DKK 1,000 each

Shareholder:	Sparex Limited

Directors:	Roger G Willmot
Brian Veje
Stephen Potter
Pierre Nadeau

Secretary:	Brian Veje

Name:	Sparex Australia Pty Limited

Number:	005 437 150

Registered office:	Lot 2 Geelong Road
Bacchus Marsh
Victoria 3340

Issued share capital:	A$ 10,000: 10,000 shares of A$ 1

Shareholder:	Sparex Limited holds 9,999 shares

Sparex International Limited holds 1 share

Directors:	Bruce Enright
Alasdair MacLean
Pierre Nadeau
Stephen Potter
James Haarhoff

Secretary:	Bruce Enright

Name:	Sparex Limited Vestiging Holland B.V.

Number:	006054468

Registered office:	Hanepoel 156
2136 NN Zwaanshoek
Holland

Issued share capital:	€15,882: 35 shares of € 453.78 each

Shareholders:	Sparex Limited

Directors:	Ad Hagens
Pierre Nadeau
Stephen Potter

Secretary:	Not applicable

Name:	Sparex Belgium BVBA

Number:	BE 0426.612.928

Registered office:	Toevluchtweg 9
8620 Nieuwpoort
Belgium

Issued share capital:	€18,600: 250 shares of € 74.40 each

Shareholder:	Sparex Limited holds 249 shares

M Leopold Declercq holds 1 share in trust

Directors:	M Leopold Declercq

Secretary:	Not applicable

Name:	Sparex Distributors New Zealand Limited

Number:	AK353160

Registered office:	CST Nexia Limited, Chartered Accountants
L3 CST Nexia Centre
22 Amersham Way
Manukau City
Auckland
New Zealand

Issued share capital:	NZ$ 50,000: 50,000 shares of NZ$ 1 each

Shareholders:	Sparex Limited holds 49,999 shares

Sparex International Limited holds 1 share

Directors:	C J MacKenzie
S MacKenzie
AFL MacLean
WB MacKenzie
Pierre Nadeau
Stephen Potter

Secretary:	Not applicable

Name:	Sparex Handels-und Vertriebs GmbH

Number:	HRB 120147

Registered office:	Hansestr. 22
27419 Sittensen
Germany

Issued share capital:	€2,000,000.00

Shareholder:	Sparex Limited

Directors:	Roger Willmot
S Mueller
Pierre Nadeau
Stephen Potter

Secretary:	Not applicable

Name:	Sparex Inc.

Number:	472879

Registered office:	190 Lena Drive
Aurora
Ohio 44202

Issued share capital:	$75,000: 500 shares of $150 each

Shareholder:	Sparex Limited

Directors:	Ralph Seymour
Kathleen Seymour
Stephen Potter
Pierre Nadeau

Secretary:	Not applicable

Name:	Sparex International Limited

Number:	01750165

Registered office:	Exeter Airport
Devon
EX5 2LJ

Issued share capital:	2 Ordinary shares of £1 each

Shareholder:	Sparex Limited

Directors:	Andrew Olaf Fischer
The Chantry Little Casterton
Rutland
Stamford
Lincolnshire
PE3 4BE

Ian Fisher
26 Loudoun Road
London
NW8 0LT

Alan Thomas Fletcher
14 Fiery Hill Road
Barnt Green
Birmingham
B45 8LG

Alasdair Frederick Lachlan Maclean
Mulberry Knowles
Coly Road
Colyton
Devon
EX13 6PU

Pierre Nadeau
Swiss Cottage
Mapstone Hill
Lustleigh
Newton Abbot
Devon
TQ13 9SE

Stephen Brian Potter
12 Avon Road
West Moors
Ferndown
Dorset
BH22 0EG

Jonathan Charles Richardson
24 Foxcote Way
Walton
Chesterfield
Derbyshire
S42 7NP

Theunis Stortenbeker
33 Parkside Drive
Exmouth
Devon
EX8 4LB

Secretary:	Hugh Andrew Trapnell
5 The Orchard
Abbotskerswell
Devon
TQ12 5QE

Name:	Sparex Maschinenzubehör Handelsgesellschaft.m.b.H

Number:	FN 101852h

Registered office:	Gewerbezone 11 — Hunnenbrun
9300 St. Weit an derGlan
Austria

Issued share capital:	€36,500

Shareholder:	Sparex Limited

Directors:	R Wette
R G Willmot
Pierre Nadeau
Stephen Potter

Secretary:	Not applicable

Name:	Sparex Canada Limited

Number:	001496810

Registered office:	4168 Hwy 2, R.R. 8
Newcastle,
Ontario,
Canada L1B 1L9

Issued share capital:	1,000 class “A” Common Shares of no par value

Shareholder:	Sparex Limited

Directors:	Arthur Rienstra
Lillie Rienstra
Barbara Rienstra
Sue Rienstra
Pierre Nadeau
Stephen Potter
Ralph Seymour

Secretary:	Sue Rienstra

Name:	Sparex Portugal Importacao e Comercio de Pecas Lda

Number:	504816063

Registered office:	Lugar Espera
2565-715 Runa
Portugal

Issued share capital:	€5,000: 5,000 shares of DES1 each

Shareholder:	Sparex Limited holds 4,900 shares

Sparex International Limited holds 100 shares

Directors:	Luis Miguel Garcia Gameiro Cardoso
Pierre Nadeau
Stephen Potter

Secretary:	Not applicable

Name:	Sparex (Proprietary) Limited

Number:	1981/011138/07

Registered office:	Suites 1-3, Dalbergia Building Forest Square, 11 Derby Place Derby Downs Office Park Westville 3629

Issued share capital:	R 377,000: 377,000 shares of 1 rand each

Shareholders:	Sparex Limited

Directors:	NLJ Larter AFL MacLean BMMAE de Brauwere van Steeland MC Phipson Pierre Nadeau Stephen Potter

Secretary:	M.C. Phipson

Name:	Sparex S.A.R.L.

Number:	73 B 40

Registered office:	Z.A.E. de Ty Douar 29450 Commana France

Issued share capital:	€ 152,449: 4,000 shares of € 38.11

Shareholder:	Sparex Limited holds 3,980 shares

Sparex international Limited holds 20 shares

Directors:	A Pinvidic Pierre Nadeau Stephen Potter

Secretary:	Not applicable

Name:	Spenco Engineering Co Limited

Number:	01242155

Registered office:	Station Road
Clyst Honiton
Exeter
Devon
EX5 2DX

Issued share capital:	£10,000: 10,000 Ordinary shares of £1

Shareholders:	Sparex Limited holds 9,999 Ordinary shares

Sparex International Limited holds 1 Ordinary share

Directors:	Andrew Olaf Fischer
Ian Fisher
Alan Thomas Fletcher
Jonathan Charles Richardson
David George Bray
Gary Lomas
Ian McLelland
Pierre Nadeau
Stephen Brian Potter

Secretary:	David George Bray

Name:	Sparex Mexicana S.A. de C.V.

Number:	SME97041747

Registered office:	Av. Division del Norte No. 3475 Col. San Pablo Tepetlapa Delegacion Coyoacan C.P. 04620 Mexico, D.F.

Issued share capital:	50,000 pesos

Shareholder:	Sparex Limited holds 49,999 pesos

Sparex International Limited holds 1 peso

Directors:	Armando Gonzalez Guillermine Bravo Pierre Nadeau Stephen Potter

Secretary:	Not applicable

Name:	Sparex Polska Sp. Z.o.o.

Number:	0000107459

Registered office:	UI.Ogrodnicza 13
Janikowo K. Poznania
62-006 Kobylnica
Poland

Issued share capital:	800.000 PLN: 800 shares of 1,000 each

Shareholder:	Sparex Limited holds 799 shares

Sparex International Limited holds 1 share

Directors:	Pierre Nadeau
Roger Willmot

Secretary:	Not applicable

Name:	Sparex Agparts Pty Limited

Number:	099 107 436

Registered office:	Lot 2 Geelong Road Bacchus Marsh Vic 3340 Australia

Issued share capital:	A$10,000: 10,000 shares of A$1

Shareholder:	Sparex Limited

Directors:	Valerie Halse Alasdair MacLean Pierre Nadeau Stephen Potter

Secretary:	Valerie Halse

SCHEDULE 2
Completion Documents
Part 1: Documents which are to be delivered by the Vendor at Completion
1	Transfers in respect of the Shares duly executed by or on behalf of the registered holders thereof in favour of the Purchaser or as it may direct.
2	Certificates for the Shares (or indemnities in respect thereof in the agreed form).
3	Irrevocable powers of attorney in the agreed form executed by the Vendor to enable the Purchaser (during the period prior to the registration of the transfer of the Vendor’s Shares) to exercise all voting and other rights attaching to the Vendor’s Shares.
4	In relation to each of the Company and/or Subsidiaries and then only to the extent not in the possession of such Company and/or Subsidiaries: certificates of incorporation, cheque books, certificates of incorporation on change of name (if applicable), common seals (if applicable), statutory registers, minute books, share certificate books, books of account and all other books.
5	Share certificates, as may be in the possession of the Vendor (having complied with the provisions of clause 7.3 of this Agreement), showing the name of the Company or another of the Subsidiaries as registered holder in respect of all the shares in each of the Subsidiaries.
6	The resignations in the agreed form of Ian Fisher, Andrew Fischer, Alan Fletcher and Jonathan Richardson as directors (as applicable) and (if applicable) Jonathan Richardson as the company secretary of each of the Company and/or Subsidiaries.
7	The resignation of the auditors of each of the Company and/or UK Subsidiaries (as applicable) in the agreed form together with a duplicate thereof.
8	A certified copy of a resolution of the Vendor in the agreed form authorising the execution and performance by the Vendor of its obligations under this Agreement and each of the documents to be executed by the Vendor pursuant to this Agreement.
9	Tax Deed duly executed by or on behalf of the Vendor.
10	Such title deeds, leases, licences and other documents as may be in the possession of the Vendor relating to each of the Properties or the title of the Company or any of the Subsidiaries to each of the Properties.
11	A certificate of non-crystallisation dated at Completion in a form satisfactory to the Purchaser from Royal Bank of Scotland plc in respect of a composite guarantee and debenture dated 13 March 2006.
12	Deeds of release and, in relation to the Properties listed at paragraphs 1 and 2 of Part 1 of Schedule 3 of this Agreement, forms DSI, in agreed form, executed by the Royal Bank of Scotland plc evidencing that the security granted by the composite guarantee and debenture dated 13 March 2006 affecting the assets of the Company or the Subsidiaries has been discharged.
13	Copies of board resolutions of the Company, Sparex Limited and Anglehawk Limited made in connection with the repayment of amounts owing between the Company, the Subsidiaries and the Retained Group documenting:
(a)	the Company approving the repayment of the loan from Finance Holdings Limited;

(b)	Sparex Limited approving the making of a loan to the Company; and

(c)	Anglehawk Limited approving the making of a loan to the Company by its subsidiary Sparex Limited.
14	Signed copies of the Environmental Reports (as re-addressed to the Purchaser).

Part 2: Documents which are to be delivered by the Purchaser at Completion
1	A certified copy of a Board resolution of the Purchaser in the agreed form authorising the execution and performance by the Purchaser of its obligations under this Agreement and each of the documents to be executed by the Purchaser pursuant to this Agreement.
2	Tax Deed duly executed by or on behalf of the Purchaser.
3	Any documentation required by the Vendor in relation to or otherwise in connection with the Purchaser and which is required for anti-money laundering purposes.

Part 3: Business to be transacted at meetings of the directors of the Company and each of the UK Subsidiaries
1	Those individuals nominated by the Purchaser are appointed as directors of the Company and the UK Subsidiaries and are appointed as secretary of the Company and each of the UK Subsidiaries in each case, subject to such person having consented to act.
2	The acceptance of the resignation from office of Andrew Fischer, Ian Fisher, Alan Thomas Fletcher and Jonathan Charles Richardson as the directors and, where applicable, Jonathan Charles Richardson as the company secretary of the Company and the UK Subsidiaries (as set out in paragraph 6 of Part 1 of Schedule 2) with effect from the end of the meeting.
3	KPMG LLP shall be appointed to replace the existing auditors of the Company.
4	The directors of the Company shall approve the registration of the transfer of the Shares to the Purchaser and the entry of the Purchaser in the register of members of the Company, in each case subject to the transfer being presented duly stamped.
5	The situation of the registered office of the Company and each of the UK Subsidiaries shall be changed to that nominated by the Purchaser.
6	All existing mandates for the operation of the bank accounts of the Company and each of the UK Subsidiaries shall be revoked and new mandates issued giving authority to persons nominated in writing by the Purchaser.
7	The accounting reference date of the Company and each of the UK Subsidiaries shall be 31 December.

SCHEDULE 3
The Properties
Part 1: Freehold Properties

UK Freehold
Property No.	Property	Title Number	Registered Proprietor
1.	Exeter Airport, Clyst Honiton, Exeter, Devon EX5 2LJ	DN430896	Sparex Limited

2.	Station Road,Broadclyst Honiton, Exeter, Devon EX5 2DX	DN143352	Sparex Limited
Part 2: Leasehold Properties

UK Leasehold
	Property	Date of Lease	Parties to Lease	Title Number
1.	Unit 1, Aylesbeare Common, Business Park, Aylesbeare, Nr Exeter, EX5 2DG	22 September 2004	Parsons Nationwide Distribution Limited (1)	N/A
			Sparex Limited (2)

2.	56, Seskinore Road, Omagh, N. Ireland BT78 1RW	1995	James Riddell (1)	N/A
			Sparex Limited (2)
Part 3: Overseas Properties

Overseas Properties
	Country of			Document of
Property No.	Jurisdiction	Property	Basis of Property	Occupation	Current Tenant/Owner
1.	Spain	10612, Ambotode, Vitoria	Leasehold	Lease	Agrirepuestos, S.L-Sparex

2.	Ireland	Land in the townland of Ballygriffin and Barony of Iverk	Freehold	Land Registry Folio 15747F	Sparex (Tractor Accessories) Limited

3.	Ireland	Property in the townland of Ballygriffin and Barony of Iverk	Freehold	Land Registry Folio 26322F	Sparex (Tractor Accessories) Limited

Overseas Properties
	Country of			Document of
Property No.	Jurisdiction	Property	Basis of Property	Occupation	Current Tenant/Owner
4.	Denmark	Søndergaarden 12. 9640 Farsoe	Leasehold	Property Rental Agreement	Sparex Limited ApS

5.	Australia	Lot 2, Geelong Road, Bacchus Marsh, Victoria	Leasehold	Lease	Sparex Australia Pty. Limited

6.	Australia	11 Dexter Street, Moorooka, Queensland	Leasehold	Lease	Sparex Australia Pty. Limited

7.	Australia	4 McDermott Street, Welshpool, Western Australia	Leasehold	Lease	Sparex Australia Pty. Limited

8.	Australia	Factory Unit B, 16B Essex Street, Minto, New South Wales	Leasehold	Lease	Sparex Australia Pty. Limited

9.	Australia	Unit 1, 7 Dexter Street, Moorooka 4105	Leasehold	Informal tenancy at will	Sparex Australia Pty. Limited

10.	The Netherlands	Hanepoel 156 2136 NN, Zwaanshoek, Netherlands	Leasehold	Rental Agreements	Sparex Ltd. Vestiging Holland B.V.

11.	Germany	Hansestrasse 22, 27419 Sittensen	Freehold	Excerpt from Land Registry	Sparex Handels - und Vertriebs GmbH

12.	Germany	Sallstrasse 38, 74635 Mangoldsall	Leasehold	Lease	Sparex Handels - und Vertriebs GmbH

13.	USA	190 Lena Drive, Aurora OH44202	Freehold	Portage Property Max. governmaxa. 6m	Sparex Inc.

14.	Austria	Gewerbezone 11, 9300 St. Veit /Glan Hunnenbrunn	Leasehold	Lease	Sparex Maschinezubehör Handelsgesellschaft m.b.H

15.	South Africa	Unit 1, 22 Tennant Street, Stellenbosch 7600	Leasehold	Agreement for Lease	Sparex (PTY) Ltd

16.	South Africa	Units 2 and 3, 22 Tennant Street, Stellenbosch 7600	Occupational Lease	Agreement for Lease	Sparex (PTY) Ltd

Overseas Properties
	Country of			Document of
Property No.	Jurisdiction	Property	Basis of Property	Occupation	Current Tenant/Owner
17.	South Africa	59 Marseilles Crescent, Briardene, Durban	Occupational Lease	Agreement for Lease	Sandton Workwear (PTY) Ltd

18.	France	2AE De Ty Douvar 29450 Commana	Freehold	Sale Agreement	Sparex S.a.r.l

19.	France	2AE De Ty Douvar 29450 Commana	Freehold	Sale Agreement	Sparex S.a.r.l

20.	Poland	Ul. Ogrodnicza 13, Janikowo K.ozninia 62-006 Kobylnica	Leasehold	Rent Agreement	Sparex Polska Sp. z o.o

SCHEDULE 4
Warranty statements
Part 1: Title and Capacity
1	The Shares constitute the entire issued share capital of the Company.

2	The Vendor is the sole legal and beneficial owner of the Shares and is able to transfer the legal title and beneficial interest in such shares free from all Encumbrances.

3	The share capital of each of the Subsidiaries is beneficially owned as shown in Part 2 of Schedule 1 free from all Encumbrances.

4	All the issued shares of each member of the Group are fully paid up and no member of the Group has exercised or purported to exercise or claimed any lien over any of their shares. There are no obligations of the Vendor to pay in any additional capital or to provide any other contribution such as contribution in kind.

5	No person has the right to call for the issue of any share or loan capital of any member of the Group by reason of any conversion rights or under any option or other agreement.

6	The Vendor is a limited liability partnership duly incorporated and validly existing under the laws of England and Wales and has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby including, without prejudice to the generality of the foregoing, all documents to be executed and delivered by the Vendor pursuant to clause 7.1(d).

7	The entry into this Agreement by the Vendor and the consummation by the Vendor of the transactions contemplated hereby, and the execution and delivery of the other agreements, documents and instruments to be executed and delivered by the Vendor at Completion pursuant to this Agreement and the transactions contemplated thereby have been duly authorised by all necessary action on the part of the Vendor.

8	No consent or approval of, authorisation or order of any court or any governmental, regulatory or other authority which has not been obtained or made at the date of this Agreement is required by the Vendor for the execution of, or the transfer of any of the shares contemplated by, this Agreement.

9	The Vendor has not:
(a)	entered into any arrangement or composition for the benefit of its creditors or any of them nor has it (or its agent or nominee) convened a meeting of its creditors;

(b)	submitted to its creditors or any of them a proposal under Part I Insolvency Act 1986;

(c)	entered into any arrangement, scheme, compromise, moratorium or composition with any of its creditors (whether under Part I Insolvency Act 1986 or otherwise) or a liquidator;

(d)	made an application to the Court under Part 26 of the Companies Act 2006 (as modified by Regulation 45 of the LLP Regulations 2009) or resolved to make such an application;

(e)	presented a petition for winding up nor has it received written notice that a petition for winding up has been presented against it which has not been withdrawn within 14 days, nor has it received written notice that a winding up order has been made against it or a provisional liquidator appointed;

(f)	been the subject of a resolution for voluntary winding up (other than a voluntary winding up while solvent for the purposes of an amalgamation or reconstruction which has the prior written approval of the other party) nor has a meeting of its shareholders been called to consider a resolution for winding up;

(g)	received written notice that an administrative receiver or receiver has been appointed in respect of all or any of its assets or the assets of any guarantor; or

(h)	had a written demand for the payment of sums due served upon it in accordance with section 123(1)(a) Insolvency Act 1986 which has not been settled or disputed.
10	The Vendor:
(a)	has not received written notice that it is the subject of an interim order under Schedule 1B Insolvency Act 1986 nor has it made an application to Court for such an order;

(b)	has not received written notice that it is the subject of an administration order, nor has a resolution been passed by the directors or its shareholders for the presentation of a petition for such an order nor has it received written notice that a petition for such an order been presented or come into force; or

(c)	is not subject to a resolution passed by the directors or its shareholders for written notice of appointment of an administrator to be filed with the Court, nor has it received written notice that a written notice of appointment of an administrator been filed with the Court by the holder of a floating charge or by the company or its directors.

Part 2: The Company and the Subsidiaries
1	The Company is duly incorporated and validly existing under the laws of England and Wales.

2	Each of the Subsidiaries is duly incorporated and validly existing under the laws of the jurisdiction in which it was incorporated.

3	The details of the Company and each of the Subsidiaries as set out in Schedule 1 are complete and accurate.

4	The copies of the memorandum and articles of association (or any foreign equivalent as the case may be) of each of the Company and the Subsidiaries in the Disclosure Documents:
(a)	in respect of the Company and the UK Subsidiaries complete and accurate; and

(b)	in respect of the Non-UK Subsidiaries complete and accurate in all material respects.
The Company and each of the UK Subsidiaries complete and have complied with all the provisions in its memorandum and articles of association.
5	No written notice has been received that:
(a)	legal requirements have not been complied with in connection with issue by the Company or any of the Subsidiaries of their shares and other securities; or

(b)	Company or any of the Subsidiaries have not complied with all legal requirements as to filings, registrations and other formalities.
6	The register of members (or any foreign equivalent as the case may be) of each of the Company and the Subsidiaries contains an accurate record of the current members of that company and each of the Company and the Subsidiaries has not received any written notice that the register (or such foreign equivalent) in respect of it is incorrect or should be rectified.

7	The statutory books and registers of the Company and the UK Subsidiaries are up to date in all material respects and contain records which are complete and accurate in all material respects.

8	The Subsidiaries are the only subsidiaries, direct and indirect, of the Company and during the period since 21 April 2000 the Company and Anglehawk Limited have never had any subsidiary other than the Subsidiaries. Other than the shareholdings of the Company and the Subsidiaries in the Subsidiaries, no member of the Group has any interest in the share capital or other securities of any other body corporate.

9	Save in connection with its establishment or as contemplated by this Agreement:
(a)	the Company has not traded or undertaken any activity other than in relation to being a shareholder in Anglehawk Limited and entering into the financial contractual arrangements with members of the Retained Group which are disclosed in the Disclosed Documents; and

(b)	Anglehawk Limited has not traded or undertaken any activity other than in relation to being a shareholder in Sparex Limited.
10	Each of the Company and Subsidiaries has not:
(a)	entered into any arrangement or composition for the benefit of its creditors or any of them nor has it (or its agent or nominee) convened a meeting of its creditors;

(b)	submitted to its creditors or any of them a proposal under Part I Insolvency Act 1986;

(c)	entered into any arrangement, scheme, compromise, moratorium or composition with any of its creditors (whether under Part I Insolvency Act 1986 or otherwise);

(d)	made an application to the Court pursuant to Part 26 of the Companies Act 2006 or resolved to make such an application;

(e)	presented a petition for winding up nor has a petition for winding up been presented against it which has not been withdrawn within 14 days, nor has a winding up order been made against it or a provisional liquidator been appointed;

(f)	been the subject of a resolution for voluntary winding up (other than a voluntary winding up while solvent for the purposes of an amalgamation or reconstruction which has the prior written approval of the other party) nor has a meeting of its shareholders been called to consider a resolution for winding up;

(g)	had an administrative receiver or receiver appointed in respect of all or any of its assets or the assets of any guarantor; or

(h)	had a written demand for the payment of sums due served upon it in accordance with section 123(1)(a) Insolvency Act 1986 which has not been settled or disputed or are unable to pay its debts as they fall due.
11	Each of the Company and the Subsidiaries is not:
(a)	the subject of an interim order under Schedule 1B Insolvency Act 1986 nor has it made an application to Court for such an order;

(b)	the subject of an administration order, nor has a resolution been passed by the directors or shareholders for the presentation of a petition for such an order nor has a petition for such an order been presented or come into force; or

(c)	subject to a resolution passed by the directors or the shareholders for notice of appointment of an administrator to be filed with the Court, nor has a notice of appointment of an administrator been filed with the Court by the holder of a floating charge or its directors.

Part 3: General corporate and accounts
1	The Accounts

1.1	The Accounts:
(a)	have been prepared and audited in accordance with the Company Accounts Standards; and

(b)	give a true and fair view of the state of affairs of each of the Company, Sparex Limited and Spenco Engineering Co. Limited as at the Company Accounts Date and of the profits and losses for each of the aforementioned companies for the period covered by such Accounts.
1.2	The Accounts have been prepared and audited on a basis consistent with the accounting policies used in the preparation of the audited accounts of each of the Company, Sparex Limited and Spenco Engineering Co. Limited for the preceding financial year.

2	UK Unaudited Accounts

The UK Unaudited Accounts give a true and fair view of the financial position of each of Anglehawk Limited and Sparex International Limited as at the Company Accounts Date.

3	Arrangements with connected parties

There are not currently outstanding any contracts or agreements to which any of the Company and/or Subsidiaries are party and in which any director (and for the purposes of this warranty only, directors shall be limited to Ian Fisher, Andrew Fischer and Alan Fletcher) or shareholder of any of the Company and/or Subsidiaries or any person connected with any of them is interested which are otherwise:
(a)	than on arm’s length normal commercial terms or;

(b)	entered into in the ordinary course of business.
For the purposes of this warranty, a person shall be deemed to be interested in a contract if, were he a director of the Company and/or the Subsidiaries (as the case may be), he would be interested in that contract for the purposes of sections 182 to 187 of the Companies Act 2006 in respect of contracts entered into on or after 1 October 2008 and section 317 Companies Act 1985 in respect of contracts entered into before 1 October 2008.

4	Events since the Company Accounts Date

4.1	Since the Company Accounts Date:
(a)	none of Company nor the Subsidiaries has allotted or issued or agreed to allot or issue any share capital;

(b)	none of the Company nor the Subsidiaries has redeemed or purchased or agreed to redeem or purchase any of its share capital;

(c)	no resolution of any of the Company or the Subsidiaries in general meeting has been passed other than resolutions relating to ordinary business at annual general meetings;

(d)	none of the Company nor the Subsidiaries has declared, paid or made a dividend or other distribution except for those detailed in the Disclosure Documents;

(e)	no change in the accounting reference period of any of the Company or the Subsidiaries has been made;

(f)	none of the Company nor the Subsidiaries has acquired or disposed of or agreed to acquire or dispose of any material business or asset (other than in the ordinary course of business);

(g)	none of the Company nor the Subsidiaries has assumed or incurred, or agreed to assume, any material capital expenditure involving an amount in excess of £50,000 per individual item; and

(h)	the business of the Company and all of the Subsidiaries has been carried on in the ordinary course and so as to maintain it as a going concern.
5	Intra-Group Indebtedness

5.1	The intra-group payments shown on the loan account schedule, in the agreed form, accurately and completely represent all payments made from and including 1 January 2010 until the Completion Date in respect of intra-group loans between the Company, the Subsidiaries and the Retained Group.

5.2	Aside from the Intra-Group Indebtedness, there is no actual or contingent indebtedness on any account whatsoever due from the Company and/or any of the Subsidiaries to any member of the Retained Group.

5.3	The Agreed Indebtedness Spreadsheet and the Debt Certificate are, or will be (as the case may be), complete and accurate as at the Completion Date.

6	Release of Intra-Group Indebtedness

The Vendor has all necessary authorisations, consents and approvals to provide on behalf of itself and each company in the Retained Group the Letter of No Indebtedness, in agreed form, addressed to the Company and the Subsidiaries.

7	External Indebtedness

7.1	Neither the Company nor any of its Subsidiaries have any Financial Indebtedness outstanding other than Disclosed Financial Indebtedness.

7.2	Neither the Company nor any of its Subsidiaries have any Treasury Transactions outstanding.

7.3	Neither the Company nor any of the Subsidiaries are in default in relation to any Financial Indebtedness.

8	Security

8.1	Other than:
(a)	any Security arising in relation to, otherwise in connection with, any hire and/or finance lease agreement in the ordinary course of operation or trading;

(b)	any Security arising in relation to, or otherwise in connection with the operation of law in the ordinary course of trading; and

(c)	any Security arising in relation to, or otherwise in connection with, and retention of title provisions in respect of goods and materials acquired by the Company and/or the Subsidiaries in the ordinary course of trading no other Security exists over all or any of the present or future assets of the Company or the Subsidiaries.

9	Payments due from the Group to Employees

No commission, bonus or other payment or benefit will be provided by any of the Company and/or the Subsidiaries, and nor are the Company and/or the Subsidiaries bound to provide any of the aforementioned payments, to any Employee as a result of the transfer of shares to the Purchaser pursuant to the terms of this Agreement.

Part 4: Commercial
1	The Management Accounts and the Sparex Reporting Forms

1.1	The Management Accounts have been prepared on a basis consistent with the management accounts prepared in the financial year ending on the Company Accounts Date.

1.2	The Management Accounts and the Sparex Reporting Forms fairly reflect, in all material respects, the matters for which such accounts were prepared.

2	Trading Arrangements

2.1	In the last financial year of the Group no more than 5 per cent of the aggregate amount of purchases of any of the Group was obtained from the same supplier other than supplies obtained from other members of the Group.

2.2	In the last financial year of the Group no more than 10 per cent of the aggregate amount of the sales of any of the Group was made to the same customer other than sales made to other members of the Group.

2.3	Copies of the standard terms and conditions of business of each of the Subsidiaries (where relevant and/or available), in respect of goods and services supplied by the Subsidiaries, are in the Disclosure Documents.

3	Licences to operate

3.1	The Company and/or the Subsidiaries have not received any written notice in the 24 months prior to the date of this Agreement alleging that any material statutory, municipal, governmental, court and other requirements applicable to the formation, continuance in existence, creation and issue of securities, management, property or operations of any of the Company and/or the Subsidiaries have not been obtained and/or complied with.

3.2	The Company and/or the Subsidiaries have not received any written notice in the 24 months prior to the date of this Agreement alleging that any material licences, consents and other permissions and approvals required for or in connection with the carrying on of the Business have not been obtained.

4	Health and Safety

The Company and/or the Subsidiaries are in material compliance with all Health and Safety Laws and the Company and the Subsidiaries have not received written notice of any actual, pending or threatened action, claim, complaint, investigation, litigation or formal proceeding against any Company and/or any of the Subsidiaries with respect to any alleged non-compliance by such company with or liability under Health and Safety Law including but not limited to the receipt of any written notice or order from any Health and Safety Regulator claiming any breach of or liability under any Health and Safety Law.

5	Litigation

5.1	None of the Company and/or the Subsidiaries are at present engaged in any legal proceedings (whether civil or criminal), arbitration or formal mediation in relation to any claim over £50,000, other than any matter in which any of the Company and/or the Subsidiaries are a claimant in the collection of debts arising in the ordinary course of business none of which exceeds £10,000 and which do not exceed £50,000 in aggregate.

5.2	None of the Company and/or the Subsidiaries have received notice in writing of:

(a)	and that there are no circumstances which are likely to give rise to any pending governmental, regulatory investigation or inquiry which is connected with the Company and/or the Subsidiaries (as the case may be); or

(b)	any claim in damages connected with the Company and/or the Subsidiaries, or of an injunction or an application for such an injunction as a party to proceedings, arbitration, or other formal action which is connected with the Company and/or the Subsidiaries (as the case may be).
5.3	There is no judgment, award, order or settlement agreement outstanding against any of the Company and/or the Subsidiaries or their assets the determination of which would have a material and adverse effect on the Group which is not covered by insurance.

5.4	It has not been brought to the attention of the Vendor that any member of the Group or any of their of their officers or Employees has by any act or omission committed any material criminal or unlawful act, any material breach of trust, any material breach of contract or statutory duty or any material tortious act in connection with the businesses or affairs of the Group.

6	Assets

6.1	The Company or a Subsidiary has good and valid title to the tangible assets reflected in the Company Accounts and the Management Accounts (other than trading stock and fixed assets disposed of since the Company Accounts Date in the ordinary course of business). These tangible assets include all the material tangible assets required by the Company or Subsidiary to conduct the business of the Group as it is currently conducted.

6.2	No material tangible asset or property of the Company and/or the Subsidiaries is the subject of any Encumbrance save for:
(a)	any lien arising by operation of law in the ordinary course of trading; or

(b)	any hire or lease agreement in the ordinary course of operation or trading; or

(c)	title retention provisions in respect of goods and materials acquired by the Company and/or the Subsidiaries in the ordinary course of trading.
6.3	All plant, machinery, vehicles and equipment owned or used by the Subsidiaries is in reasonable condition, normal wear and tear excepted, and in reasonable working order for the purpose for which they are required and no written notice has been received that they do not comply with any applicable legal requirement or restriction.

7	Insurance

7.1	The Disclosure Documents includes a list of all material insurance policies currently maintained by or on behalf of the Company and/or the Subsidiaries. All premiums due and payable on such insurance polices have been paid and neither the Company nor the Subsidiaries have received any written notice that the polices relating to them are not in full force and effect or void or voidable.

7.2	The Company and its Subsidiaries has, and at all material times has had, valid insurance cover in respect of their businesses to the level currently maintained as set out in the Disclosure Documents and against risks normally insured against by companies carrying on the same type of business as the Group.

8	Competition

Each of the Company and the Subsidiaries is not doing and has not done anything and is not and has not been a party to any agreement, concerted practice, or course of conduct which contravenes or contravened, requires or required notification or is the subject of any investigation or action under, the Enterprise Act 2002, Fair Trading Act 1973, the Treaty on the Functioning of the European Union, the Competition Act 1980 and the Competition Act 1998 and no notice has been received of any breach of any other equivalent law or legislation relating to anti-competitive practices or behaviour applicable in any jurisdiction in which the Company or the Subsidiaries operate.

9	Compliance with laws

No written notice has been received:

9.1	that the Company or any of the Subsidiaries have not conducted the Business in compliance with Applicable Law; or

9.2	of a violation of, or default, with respect to, Applicable Laws which has a material and adverse effect upon the operation of the Business and/or the Group.

10	Non-UK Subsidiary Company Books

Each of the Non-UK Subsidiaries have complied in all material respects with all the provisions of its constitutional documents.

11	Arrangements with connected parties

There are not currently outstanding any contracts or agreements to which any of the Company and/or Subsidiaries are party and in which any director or shareholder of any of the Company and/or Subsidiaries or any person connected with any of them is interested which are otherwise:
(a)	than on arm’s length normal commercial terms or;

(b)	entered into in the ordinary course of business.
For the purposes of this warranty, a person shall be deemed to be interested in a contract if, were he a director of the Company and/or the Subsidiaries (as the case may be), he would be interested in that contract for the purposes of sections 182 to 187 of the Companies Act 2006 in respect of contracts entered into on or after 1 October 2008 and section 317 Companies Act 1985 in respect of contracts entered into before 1 October 2008.

12	Ethics, bribery and corruption

12.1	Neither the Company nor any of the Subsidiaries nor any of their officers or employees have been investigated (or are being investigated as a possible suspect) in relation to any matter involving bribery, corruption or the receipt of the proceeds or benefits of crime by any law enforcement agency or have been debarred by any governmental or regulatory authority from bidding for any contract/business.

12.2	Neither the Company nor any of the Subsidiaries has conducted (or is conducting) an internal investigation in relation to any allegations of any matter involving bribery, corruption or the receipt of the proceeds or benefits of crime or any matter described in paragraph 12.1. Nor have any of the Companies’ or any of the Subsidiaries’ officers or employees reported a violation or suspected violation of the matters described in paragraph 12.1.

12.3	Neither the Company nor any of its Subsidiaries or officers are being investigated for or are being threatened with investigation for or have committed an act subject to a criminal or civil penalty under the Bribery Act 2010.

12.4	Each of the Company and the Subsidiaries is in compliance with the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.), the Trading with the Enemy Act (50 U.S.C. Appendix §§ 1, et. seq.) and the USA Patriot Act (Pub. L. 107-56), and neither the Company or any of the Subsidiaries, to the extent applicable: (A) is a Person listed in Executive Order No. 13224

(September 23, 2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), any related enabling legislation or any other similar Executive Orders; (B) is named on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control, Department of Treasury, and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation; or (C) is a “Designated National” as defined in the Cuban Assets Control Regulations (31 C.F.R. Part 515).

13	Foreign Exchange Control

No payment has been made out of South Africa nor has any obligation to make any such payment been incurred by any member of the Retained Group or the Group without first obtaining all necessary approvals from Exchange Control or from Authorised Dealers, as applicable, in respect of such payments or obligations.

Part 5: Employees
1	The Disclosure Documents contain the following:
(a)	in relation to the UK Subsidiaries, a list of all Employees, as at 2 July 2010, of each of the UK Subsidiaries, together with such Employees’ job titles, basic salaries, ages, lengths of continuous employment and notice periods together with details of any changes since 2 July 2010;

(b)	in relation to the non-UK Subsidiaries, a list of all Employees, as at 2 July 2010 of each of the non-UK Subsidiaries, together with such Employees’ job titles, basic salaries, ages, lengths of continuous employment and notice periods; and

(c)	in relation to each Subsidiary:
(i)	copies of the directors’ service agreements and service agreements (if any) for Employees earning in excess of £40,000 basic salary per annum (each a “Relevant Employee), together with all material amendments, variations and supplements; and

(ii)	an example of the standard terms and conditions of employment in relation to Employees, and together these documents show all remuneration, commission arrangements, bonus and other payments and benefits and entitlements provided to or which any of the Subsidiaries are bound to provide as at the date of this Agreement to each Employee.

2	The Company has no employees.

3	No remuneration reviews or negotiations for a material increase in the remuneration or key benefits of an Employee of any of the Subsidiaries are pending.

Assurances

4	No legally binding commitments have been given to any of the Employees of any of the Subsidiaries as to the improvement of any terms and conditions of employment or services of the Employees other than salary or wage increases in the ordinary course of business or as set out under the Employee’s existing terms and conditions of employment.

Loans

5	There are no material outstanding loans between a Subsidiary and an Employee of it.

Termination

6	No Subsidiary has any obligation (whether contractual, discretionary or customary) to make any payment or provide any benefit on the redundancy, retirement or other termination of employment of any Employee, beyond an obligation to make any minimum payment due under relevant legislation or in excess of any entitlements set out in the relevant employment contract.

Trade Union

7	No Subsidiary recognises a trade union and related documents (if any) are disclosed in the Disclosure Documents.

Notice

8	No Relevant Employee has given notice of termination of his/her contract of employment or for services or is under notice of termination or ceased to be a Relevant Employee within the last 6 months.

Compliance with Requirements

9	Each of the Subsidiaries has in all material respects, in relation to each of its Employees and each of its former Employees, whose employment has ceased within the last 6 months, discharged its obligations to pay all salaries, wages, commissions, bonuses, overtime pay, holiday pay, sick pay, insurance premiums, accrued entitlement under incentive schemes, tax (including PAYE and other withholding tax where appropriate), national insurance contributions or other social security deductions or credits, and other benefits of or connected with employment up to the date of this Agreement.

Disputes

10	No employment dispute has arisen or industrial action taken place within the last 2 years and no such dispute or industrial action is currently threatened between any Subsidiary and a material number or category of its Employees or former Employees or any trade union, staff association, European or national or local Works Council or other body representing or seeking to represent a material number of Employees or a material number of former Employees.

Part 6: Pension arrangements relating to the UK Subsidiaries
1	Save for the (i) the GSHP, (ii) the GLAS, and (iii) the Other Pension Arrangements there is not in operation as at the date of this Agreement, nor (other than in relation to the Vector Pension Scheme) has there been in operation in the period since 1 August 2000, nor has any proposal been announced by the Company and/or any of the UK Subsidiaries to enter into or establish, any agreement or arrangement for the payment by the Company and/or any of the UK Subsidiaries of, or payment by the Company and/or any of the UK Subsidiaries of, a contribution towards, a pension, allowance, lump sum or other similar benefit on retirement, death or ill-health for the benefit of, or in respect of, any Employee or former employee of the Company or any of the UK Subsidiaries.

2	Each of Sparex Limited and Spenco Engineering Co. Limited ceased to be participating employers of the Vector Pension Scheme on 31 March 2005; and no other member of the Group has ever participated in the Vector Pension Scheme. No debt owing to the Vector Pension Scheme by either Sparex Limited or Spenco Engineering Co Limited arose as a result of either of their cessations under section 75 Pensions Act 1995 and neither of the aforementioned companies nor any other company in the Group has any liability to or in relation to the Vector Pension Scheme in respect of their participation in the Vector Pension Scheme or otherwise. The Disclosure Documents contain documentation showing that Sparex Limited and Spenco Engineering Co. Limited ceased to participate in the Vector Pension Scheme.

3	All amounts due in respect of the GSHP and each of the Other Pension Arrangements from the Company and/or from the UK Subsidiaries have been paid in accordance with applicable statutory and contractual requirements.

4	The Disclosure Documents contain details of the basis on which the Company and/or the UK Subsidiaries has undertaken to contribute to (i) the GSHP, (ii) the GLAS and (iii) the Other Pension Arrangements, and a schedule setting out a list of all employees of the Company and each of the UK Subsidiaries in respect of whom the Company and/or a UK Subsidiary contributes and in relation to each such employee, the rate and amounts of monthly contributions.

5	Each of the stakeholder schemes comprising the GSHP, Stephen Potter’s Pension Arrangement and the GLAS is Registered, and no assurance, promise or guarantee (oral or written) has been made or given to any individual of a particular level or amount of benefits to be provided for or in respect of him under any of the stakeholder schemes comprising the GSHP and Stephen Potter’s Pension Arrangement on retirement, death or leaving employment. No pensions liability to or in respect of Tom Woolven exists other than the obligation to pay the Ex-gratia Pension (not indexed), and such liability will cease on the death of Tom Woolven.

6	Each of the Company and the UK Subsidiaries have duly complied with all applicable legal and administrative requirements relating to stakeholder pension schemes (as defined in section 1(1) of the Welfare Reform and Pensions Act 1999).

7	There is no civil, criminal, arbitration, administrative or other proceeding or dispute (whether before the Pensions Ombudsman or otherwise) concerning the GSHP or the GLAS or either of the Other Pension Arrangements by or against the trustees or administrator of the GSHP, the GLAS or either of the Other Pension Arrangements, the Vendor, the Company and/or any of the UK Subsidiaries, and so far as the Vendor is aware none is pending or threatened. The Vendor is not aware of any matter that might give rise to any proceeding or dispute concerning any of (i) the GSHP, (ii) the GLAS or (iii) either of the Other Pension Arrangements.

8	Each benefit payable under the GLAS is at the date of this Agreement insured under a policy effected with an insurance company.

9	No employee of the Company or of the UK Subsidiaries who came to his employment as a result of a transfer under the Transfer of Undertakings (Protection of Employment) Regulations 2006 or predecessor Regulations was immediately before such transfer accruing benefits in any pension arrangement providing defined benefits other than lump sum death in service benefits.

10	No member of the Group has any liability in relation to the Proceeds Allocation Agreement referred to in the sale and purchase agreement dated 18 January 2006 relating to certain issued shares in Helix Industries Ltd, Calumet Ltd, Rainbow C, Inc., Anglehawk Ltd, Form Fittings Ltd, Powerplan Systems Ltd, Minortravel Ltd and Finplot Ltd, Univisions — Crimson Holdings Inc., and Remrock Trading Ltd between inter alia Finance Holdings Limited, the Vendor and Vector Industries Ltd.

Part 7: Pension arrangements relating to the non-UK Subsidiaries
1	Save for any non-UK subsidiary pension schemes disclosed in the Disclosure Documents, there is not in operation as at the date of this Agreement, nor has there been in operation in the period since 1 August 2000, nor has any proposal been announced by any of the non-UK Subsidiaries to enter into or establish, any agreement or arrangement for the payment by any of the non-UK Subsidiaries of, or payment by any of the non-UK Subsidiaries of, a contribution towards, a pension, allowance, lump sum or other similar benefit on retirement, death or ill-health for the benefit of, or in respect of, any Employee or former employee of any of the non-UK Subsidiaries. None of the non-UK Subsidiaries has a current obligation to make any payments in relation to any pension arrangements.

2	All amounts due in respect of any non-UK subsidiary pension schemes disclosed in the Disclosure Documents from any of the non-UK Subsidiaries have been paid in accordance with applicable statutory requirements.

3	The Disclosure Documents contain details of the basis on which any of the non-UK Subsidiaries have undertaken to contribute to any non-UK subsidiary pension schemes disclosed in the Disclosure Documents.

4	No assurance, promise or guarantee (oral or written) has been made or given to any individual of a particular level or amount of benefits to be provided for or in respect of him under any non-UK subsidiary pension schemes disclosed in the Disclosure Documents, on retirement, death or leaving employment.

5	Each of the non-UK Subsidiaries have duly complied with all applicable legal and administrative requirements relating to any non-UK subsidiary pension schemes disclosed in the Disclosure Documents.

6	There is no civil, criminal, arbitration, administrative or other proceeding or dispute concerning any non-UK subsidiary pension schemes disclosed in the Disclosure Documents by or against the trustees or administrator of any non-UK subsidiary pension schemes disclosed in the Disclosure Documents, the Vendor, and/or any of the non-UK Subsidiaries, and so far as the Vendor is aware none is pending or threatened. The Vendor is not aware of any matter that might give rise to any proceeding or dispute concerning any non-UK subsidiary pension schemes disclosed in the Disclosure Documents.

Part 8: Intellectual Property and Information Technology
1	Intellectual Property

Registered IP

1.1	Details of all registered Intellectual Property owned by the Company and/or the Subsidiaries are included in the Disclosure Documents. All such rights are owned by the company identified as the proprietor of the relevant right in the Disclosure Documents and are free from all charges save for the Composite Guarantee and Debenture dated 13 March 2006.

Licensed IP

1.2	Details of all written licences of Intellectual Property to which the Company or the Subsidiaries is a party to and that is material to the Business are included in the Disclosure Documents.

Infringement by the Company

1.3	The Company and the Subsidiaries have not received any written notice in the 24 months prior to the date of this Agreement alleging that the principal services dealt in and/or the goods supplied by the Subsidiaries infringe the Intellectual Property of any third party.

Infringement by third parties

1.4	In the 24 months prior to the date of this Agreement no third party has infringed, is infringing, or is threatening to infringe, in any material respect, any Intellectual Property owned by the Subsidiaries which are material to the Business.

2	Information technology

IT disruption

2.1	There has been no failure or breakdown in the six months prior to the date of this Agreement of any information technology infrastructure used in the Business by the Subsidiaries that has caused any material disruption to the business of the Subsidiaries.

Material agreements

2.2	Details of all material agreements relating to Information Technology which any of the Subsidiaries is a party to (and which, for these purposes, shall not include standard software packages) is included in the Disclosure Documents and all such Information Technology referred to therein is legally and beneficially owned by the Company or, in relation to software, owned by or licensed to the Company.

3	Data Protection

3.1	Sparex Limited and Spenco Engineering Co. Limited are registered under the Data Protection Act 1998.

3.2	In the 24 months prior to the date of this Agreement, neither the Company nor the Subsidiaries has received a notice from the Information Commissioner alleging breach by it of the Data Protection Act 1998, or any equivalent legislation in any jurisdiction.

Part 9: Property and Environmental
1	Property

General

1.1	The particulars of the Properties specified in Parts 1, 2 and 3 of Schedule 3 are true and accurate in all material respects.

1.2	The Company and the Subsidiaries do not own or have any interest or right in any land or building other than in relation to any of the Properties, and the Company and/or the Subsidiaries have not entered into any legally binding agreement for the purchase of any such interest.

1.3	The Company and/or each Subsidiary named as registered proprietor (or owner or tenant as the case may be) of each of the Properties is the sole legal and beneficial owner of the Properties and has good title to or a valid leasehold interest in (or has analogous property rights under applicable Law), all Owned Real Property and Leased Real Property, as the case may be, used by it.

1.4	The Vendor has disclosed all material documents and information relating to the Properties which it has in its possession and to the extent it is in possession of documents, each such document is a true and complete copy of the original.

1.5	Any management fees payable by the Company and/or the Subsidiaries pursuant to the Franchise Agreements have been paid in full on the due dates for payment.

1.6	In respect of each Leased Real Property and Owned Real Property:
(a)	there are no mortgages, charges, legal or equitable, specific or floating or debentures;

(b)	the Company or the relevant Subsidiary holds the Property, is in physical possession of the Property on an exclusive basis and no one is in adverse possession of the same; and

(c)	there are no material breaches of any statutory requirements.
1.7	All rents due and payable under the Leased Real Properties have been paid and there is no rent review pending.

Planning and Development

1.8	No written notice has been received that there is any outstanding enforcement proceeding, monetary claim or liability in respect of the Properties under the Planning Acts and there has been no development (within the meaning of the Irish Planning Acts) carried out on any of the Properties located in Ireland (as described in Part 3 of Schedule 3) within the past seven years. For the purposes of this warranty, “development” means including (without limitation), the carrying out of any works on, in, over or under land or the making of any material change in the use of any structures or land.

Liabilities

1.9	There is no actual or contingent liability on the part of the Company and/or the Subsidiaries in respect of any other property other than the Properties arising out of any lease, agreement for lease or licence including any actual or contingent liability arising out of:
(a)	any estate or interest previously held by the Company and/or any of the Subsidiaries as original lessees or underlessee; or

(b)	any covenant made by the Company and/or the Subsidiaries in favour of any lessor or any guarantee given by the Company and/or any of the Subsidiaries in relation to a lease or underlease.

Disputes

1.10	No written notice, claim, demand, proceedings, or dispute in respect of any of the Properties has been received.

2	Environment

2.1	The Company and the Subsidiaries comply with all applicable Environmental Law in all material respects, and the Company and the Subsidiaries have not received any written notice of any actual, pending or threatened actions by regulatory authorities or third parties in respect of any alleged non-compliance with or liability under Environmental Law.

2.2	The Company and the Subsidiaries have obtained all Environmental Permits for the operation of the Business and comply in all material respects with their terms and conditions.

2.3	The Company and the Subsidiaries have not disposed of or released in, on or under the Properties any Hazardous Substance and no Hazardous Substance has migrated to or from the Properties as a result of the actions of the Company or any of the Subsidiaries in each case to an extent that would be likely to result in liability for remedial action under Environmental Law.

2.4	Since 1 January 2004 the only products containing asbestos supplied by or on behalf of the Company or any Subsidiary are those disclosed in document 17.9 of the Data Room. The Company and the Subsidiaries are in the process of returning to suppliers or properly disposing of in accordance with Applicable Laws any such items still held in stock.

2.5	There are no claims, investigations, proceedings or regulatory enforcement action, in relation to the supply by the Company or any Subsidiary of products containing asbestos.

2.6	Save for the items referred to in warranty 2.4 above which are being returned or disposed of in accordance with the provisions of warranty 2.4, there are no other products containing asbestos present at any premises owned or occupied by the Company or any Subsidiary.

Part 10: Taxation
1	Taxation provisions

Proper provision or reserve has been made in the Accounts for all Taxation liable to be assessed on the relevant company for the period in respect of which Accounts relate for such period in accordance with relevant Company Accounts Standards.

2	Disputes and Tax Returns

2.1	Within the last three years, each of the Company and the Subsidiaries have made, given or delivered all material returns, notices, accounts and computations which were required by law to have been made for the purposes of Taxation and all such information, returns, notices, accounts and computations supplied to any Taxing Authority for any purpose were accurate in all material respects.

2.2	The Company and the Subsidiaries are not and have not been in the last three years liable to pay any material penalty, interest, supplement, fine, default surcharge or other similar payment in connection with any Taxation.

2.3	There is no outstanding dispute with any Taxing Authority and none of the Company nor the Subsidiaries have been notified that it is the subject of any non-routine review, audit or investigation by any Taxing Authority.

3	Payments under deduction of taxation

In the last three years the Company and the Subsidiaries have deducted or withheld all Taxation required to be deducted or withheld from any payments made by the Company and/or the Subsidiaries (as the case may be) and the Company and the Subsidiaries have duly and punctually complied with any obligation to account for any such Taxation deducted or withheld to the appropriate Taxing Authority in so far as the time for so accounting has fallen due.

4	VAT

4.1	The Company and the UK Subsidiaries are registered for the purposes of VAT (as appropriate).

4.2	Within the last three years, the Company and the Subsidiaries have complied in all material respects with all statutory provisions, regulations and notices relating to VAT and has duly and punctually accounted for and/or paid to the relevant Taxing Authorities all amounts of VAT which it ought to have so accounted for and/or paid.

4.3	Neither the Company nor the UK Subsidiaries have within the last three years been required by any Taxing Authority to give security or been in default in respect of any period for the purposes of section 59 or 59A Value Added Tax Act 1994.

5	Sparex Limited Compensating Adjustments

5.1	All Sparex Limited Compensating Adjustments have been validly made and on a proper basis and have not been, and will not be at any time on or prior to Completion, revoked, and are consistent with the computations or calculations made (within the meaning of the Compensating Adjustment Provisions) by or on behalf of FinanceCo in respect of the relevant arm’s length provision.

SCHEDULE 5
Purchaser Warranties
1	The Purchaser is a company duly incorporated and validly existing under the laws of the jurisdiction of its incorporation and has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

2	The entry into this Agreement by the Purchaser and consummation by the Purchaser of the transactions contemplated hereby, and the execution and delivery of the other agreements, documents and instruments to be executed and delivered by the Purchaser at Completion pursuant to this Agreement and the transactions contemplated thereby have been duly authorised by all necessary action on the part of the Purchaser.

3	Save as provided in clause 4 of this Agreement, no consent or approval of, authorisation or order of any court or any governmental, regulatory or other authority which has not been obtained or made at the date of this Agreement is or will required by the Purchaser for the execution or the transfer of any of the shares contemplated by Agreement.

4	Save as disclosed in writing at the date of this Agreement or at any time prior to Completion, neither the Purchaser, nor any member of the Purchaser’s Group, nor any director or officer of a member of the Purchaser’s Group or any of their respective legal, financial, banking or other professional advisers is at Completion actually aware of any event which is or would or may with the passage of time, the giving of notice, the taking of action, or the failure to take any action, result in a breach of any of the Warranties.

5	The Purchaser has not:
(a)	entered into any arrangement or composition for the benefit of its creditors or any of them nor has it (or its agent or nominee) convened a meeting of its creditors;

(b)	submitted to its creditors or any of them a proposal under Part I Insolvency Act 1986;

(c)	entered into any arrangement, scheme, compromise, moratorium or composition with any of its creditors (whether under Part I Insolvency Act 1986 or otherwise);

(d)	made an application to the Court under Part 26 of the Companies Act 2006 or resolved to make such an application;

(e)	presented a petition for winding up nor has it received written notice that a petition for winding up has been presented against it which has not been withdrawn within 14 days, nor has it received written notice that a winding up order has been made against it or a provisional liquidator appointed;

(f)	been the subject of a resolution for voluntary winding up (other than a voluntary winding up while solvent for the purposes of an amalgamation or reconstruction which has the prior written approval of the other party) nor has a meeting of its shareholders been called to consider a resolution for winding up;

(g)	received written notice that an administrative receiver or receiver appointed in respect of all or any of its assets or the assets of any guarantor; or

(h)	had a written demand for the payment of sums due served upon it in accordance with section 123(1)(a) Insolvency Act 1986 which has not been settled or disputed.
6	The Purchaser:

(a)	has not received notice that it is the subject of an interim order under Schedule 1B Insolvency Act 1986 nor has it made an application to Court for such an order;
(b)	has not received notice that it is the subject of an administration order, nor has a resolution been passed by the directors or its shareholders for the presentation of a petition for such an order nor has it received written notice that a petition for such an order been presented or come into force; or
(c)	is not subject to a resolution passed by the directors or the shareholders for written notice of appointment of an administrator to be filed with the Court, nor has it received notice that a written notice of appointment of an administrator been filed with the Court by the holder of a floating charge or by the company or its directors.

SCHEDULE 6
Limitations on liability under the Warranties
1	Scope and general
1.1	The Purchaser shall not be entitled to claim for any indirect or consequential loss or loss of profit or for any loss of goodwill after Completion, whether actual or prospective.
1.2	The Vendor shall only be liable in respect of a Claim if and to the extent that such Claim becomes a determined Claim which shall mean a Claim:
(a)	which has been resolved by written agreement between the Vendor and the Purchaser; or
(b)	which is the subject of an order as to both liability and quantum made by a court or tribunal of competent jurisdiction or arbitration where either no right of appeal lies or the parties are debarred (whether by the passage of time or otherwise) from exercising such a right.
1.3	Nothing in this Schedule shall have the effect of excluding, limiting or restricting any liability of the Vendor in respect of a Claim arising as a result of fraud by the Vendor.
1.4	The Purchaser hereby agrees and undertakes that (in the absence of fraud) it has no rights against and shall not make any claim against any employee, director, agent or adviser of the Vendor or the Retained Group or any employee of the Company and/or the Subsidiaries or whom it may have relied before agreeing to any term of this Agreement and any other agreement or document entered into pursuant to this Agreement or entering into this Agreement or any such other Agreement.
1.5	Each provision of this Schedule 6 shall be read and construed without prejudice to each of the other provisions of this Schedule 6.
1.6	Nothing in this Agreement shall or shall be deemed to relieve or abrogate the Purchaser of any common law or other duty to mitigate any loss or damage
1.7	Where it is necessary to determine whether a monetary limit or threshold set out in paragraph 6 has been reached or exceeded (as the case may be) and the value of the relevant Claim or Claims is expressed in a currency other than pounds sterling, the value of each such Claim shall be translated into pounds sterling at the prevailing exchange rate applicable to that amount of that non-sterling currency by reference to middle-market rates quoted by Royal Bank of Scotland plc at the opening of business in London on the date of receipt by the Vendor of written notification from the Purchaser in accordance with paragraph 3.3 of the existence of such Claim or claim under the Tax Deed or, if such day is not a Business Day, on the Business day immediately preceding such day.
2	Cap on liability
The aggregate liability of the Vendor (together with any costs and expenses of recovery) in respect of all and any Claims and claims under the Tax Deed (other than claims under the Warranties contained in paragraphs 1 to 6 of Part 1 (Title and Capacity) of Schedule 4) shall not exceed a sum equal to 20% (twenty per cent) of the aggregate of the Consideration paid to the Designated Account pursuant to clause 7.1(b) and 20% (twenty per cent) of the sum equal to the Intra-Group Indebtedness paid to the Designated Account pursuant to clause 7.1(c).

3	Time limits for making Claims
3.1	No Claim may be made against the Vendor unless notice (complying with the provisions of paragraph 3.3 below) of such Claim is served on the Vendor in writing as soon as practicable after the Purchaser becomes aware of the circumstances giving rise to a Claim and, in any event:
(a)	in the case of a Claim under the Tax Warranties, before the date falling four years after Completion; and

(b)	in the case of any other Claim before 30 June 2012, provided that, subject to paragraphs 4 (Right to remedy), 5 (Contingent liabilities), 11 (Conduct of Claims) and 12 (Insurance policies), the liability of the Vendor shall, subject to clause 3.2 below, cease absolutely unless within six months of service of such notice legal proceedings in respect of such Claim have been properly issued and validly served on the Vendor.
3.2	If the Purchaser has, in accordance with paragraph 3.1, given notice of a Claim prior to the date falling four years after Completion or 30 June 2012 (as the case may be) and the Company or any Subsidiary has made a claim against its insurers as contemplated by paragraph 12.1, the six month period referred to in paragraph 3.1 in which legal proceedings have to be issued and validly served shall be a period commencing on the date that notification of the Claim has been given to the Vendor in accordance with paragraph 3.1 and ending 12 months after service of such notice or, if earlier, the date when the claim against the insurer has been settled with the insurer or a judgement against the insurer has been obtained in a court of competent jurisdiction in respect of the amount claimed from the insurer.
3.3	A notice of Claim shall specify in reasonable detail the specific matter in respect of which the Claim is made and a calculation of the amount claimed (detailing the Purchaser’s calculation of loss thereby alleged to have been suffered by it or the relevant member of the Purchaser’s Group).

4	Right to remedy

The Vendor shall not be liable for any Claim if the alleged breach which is the subject of the Claim is capable of remedy, and is remedied to the reasonable satisfaction of the Purchaser by the Vendor within 60 days of the date on which the notice in paragraph 3.1 above is received by the Vendor (and the Purchaser agrees to use all reasonable endeavours to assist and to procure the assistance of the Company in remedying such breach at the reasonable cost of the Vendor).

5	Contingent liabilities

No Claim may be made against the Vendor based upon a liability which is contingent unless and until such contingent liability becomes an actual liability.

6	Threshold and de minimis

6.1	The Vendor shall not be liable in respect of any Claim or any claim under the Tax Deed unless the aggregate liability for all Claims and claims under the Tax Deed exceeds the sum of £700,000 (taking no account of any Claims or claims under the Tax Deed referred to in paragraph 6.2 below), in which case the Vendor shall be liable for the entire amount and not merely the excess.

6.2	In calculating liability for Claims and claims under the Tax Deed for the purposes of paragraph 6.1 above, any Claim or claim under the Tax Deed which is less than the sum of £70,000 (excluding interest, costs and expenses) shall be disregarded.

6.3	For the purposes of paragraphs 6.1 and 6.2, where a Claim or claim under the Tax Deed relates to more than one event, circumstance, act or omission which event, circumstance, act or omission would separately give rise to a Claim or claim under the Tax Deed, such claim shall be treated as a separate Claim or claim under the Tax Deed (as applicable) in respect of each such event, circumstance, act or omission.

7	Changes in legislation

7.1	The Vendor shall not be liable in respect of a Claim if such Claim would not have arisen but for, or is increased directly or indirectly as a result of:
(a)	the passing of, or a change in, a law, rule, regulation, interpretation of the law or administrative practice of a government, governmental department, agency or regulatory body in any case occurring on or after the date of this Agreement; or

(b)	an increase in the Taxation rates or an imposition of Taxation in each case not actually or prospectively in force at the date of this Agreement; or

(c)	the change by statute or by any regulatory or other body of any accounting policy or a change in the application of any accounting policy or estimation technique in the preparation of financial statements by the Purchaser or any member of the Purchaser’s Group.
8	Acts of Purchaser

8.1	The Vendor shall not be liable in respect of a Claim if such Claim is attributable to, or is increased directly or indirectly as a result of:
(a)	any act, omission, transaction or arrangement carried out at the request of or with the approval of the Purchaser before or at Completion; or

(b)	any voluntary act or omission effected by any member of the Purchaser’s Group after Completion or otherwise than pursuant to a legally binding commitment entered into before Completion or otherwise than in the ordinary course of business; or

(c)	any breach by the Purchaser of any of its obligations under this Agreement or any of the documents referred to or incorporated in it or any obligations entered into pursuant thereto; or

(d)	any reorganisation or change in ownership of any member of the Purchaser’s Group on or after Completion; or

(e)	any change in the basis of accounting, tax computation or trading of any member of the Purchaser’s Group after Completion.
9	Mitigation

The Purchaser shall procure that, and shall procure in respect of each member of the Purchaser’s Group that, all reasonable steps are taken by it and each member of the Purchaser’s Group and all reasonable assistance is given by it and each member of the Purchaser’s Group to avoid or mitigate any loss or liability (without prejudice to any similar obligation existing at law generally or any other specific term of this Agreement) which might give rise to any Claim.

10	Recovery from another person

Prior recovery

10.1	If the Purchaser, or any member of the Purchaser’s Group, recovers (whether by payment, discount, credit, relief or otherwise) from a third party an amount which relates to the Claim, that amount (less any reasonable costs incurred in obtaining such recovery and less any Taxation attributable to the recovery after taking account of any tax relief available in respect of any matter giving rise to such Claim) shall to that extent reduce or satisfy, as the case may be, such Claim.

Subsequent recovery

10.2	If the Vendor pays an amount in respect of a Claim and the Purchaser, or any member of the Purchaser’s Group, subsequently recovers (whether by payment, discount, credit, relief or otherwise) from a third party an amount which relates to such Claim, the Purchaser shall procure that the relevant member of the Purchaser’s Group shall pay to the Vendor an amount equal to the lesser of the amount recovered from the third party less any reasonable costs and expenses incurred in obtaining such recovery and the amount previously paid by the Vendor to the Purchaser.

11	Conduct of Claims

Access to and preservation of information

11.1	If the Purchaser or a member of the Purchaser’s Group becomes aware of any Claim or a claim under the Tax Deed or any matter or circumstance which might give rise to a claim or of an entitlement to recover (whether by payment, discount, credit, relief or otherwise) from a third party an amount which relates to the subject matter of a Claim or a claim under the Tax Deed, the Purchaser shall and shall procure that the relevant one of the Company and/or the Subsidiaries shall:
(a)	within 10 Business Days of such claim coming to the notice of the Purchaser give written notice thereof to the Vendor specifying the nature of the possible claim in reasonable detail;

(b)	subject to the proviso at the end paragraph 11.1(d), not make any admission of liability, agreement or compromise to or with the said third party without the prior agreement in writing of the Vendor;

(c)	give the Vendor and their professional advisers reasonable access during normal business hours to the Properties and to any relevant chattels, accounts, documents and records within the possession or control of the Purchaser to enable the Vendor and their professional advisers to examine such chattels, accounts, documents and records and to take copies and photographs thereof at its own expense. Provided that the rights of the Vendor under this paragraph (c) shall be subject to any confidentiality restriction contained in this Agreement or any other document to which the Vendor is a party and be suspended during any period during which the Purchaser or any member of the Purchaser’s Group and the Vendor is involved in any dispute relating to any member of the Purchaser’s Group (but such suspension shall only take effect from the date on which formal legal proceedings are initiated in relation to such dispute), provided that such suspension:
(i)	shall only extend to any matter which is the subject of such dispute;

(ii)	shall not operate to the extent that the Vendor requires access to any information for the purposes of complying with any requirements of law or of the Stock Exchange or of any other relevant national or supra-national regulatory, governmental or quasi-governmental authority; and

(iii)	shall not operate to restrict or adversely affect any rights of discovery or any similar or other rights arising out of or relation to any litigation or similar proceedings which the Vendor would otherwise have; and
(d)	take such action with such third party as the Vendor may reasonably request to avoid, dispute, resist, compromise or defend any such claim provided that neither the Purchaser nor any member of its Group shall be obliged to defend any legal proceedings in relation to any such claim except:

(i)	following a reference to leading counsel in accordance with paragraph 11.3 and the obtaining of an opinion from such counsel in accordance with paragraph 11.4(a); and

(ii)	where to do so would not, in the opinion of the Purchaser acting reasonably, be materially detrimental to the business or reputation of it or its Affiliates.
11.2	The Vendor shall indemnify the Purchaser and each member of its Group with all reasonable costs, charges and expenses incurred by it in complying with its obligations under the foregoing provisions of this paragraph 11.
11.3	In the event that the Purchaser is required under the foregoing provisions of this paragraph 11 to make a reference to counsel, the Purchaser shall seek the opinion of such leading counsel (or similar person in the jurisdiction in which the relevant claim is being made) as the Purchaser and the Vendor may agree within 10 Business Days after such request is made by the Purchaser or (failing such agreement within such time) as the President for the time being of the Law Society in England and Wales (or a similar officeholder in the organisation in the jurisdiction in which the relevant third party claim is being made which most closely approximates to the Law Society’s function of representing the legal community in such jurisdiction) may nominate on the application of the Purchaser or the Vendor (“Leading Counsel”) as to the merits of the relevant third party claim and who shall be Queen’s counsel of good standing and of at least 10 year call. The opinion of Leading Counsel shall be sought on the following basis:
(a)	Leading Counsel shall be instructed jointly by the Vendor’s Solicitors and the Purchaser’s Solicitors who shall be jointly instructed by the Purchaser and the Vendor; and

(b)	the fees and expenses of Leading Counsel shall be borne by the Vendor.
11.4	If the opinion of Leading Counsel is that:
(a)	the Purchaser or the relevant member of the Purchaser’s Group (as appropriate) has a more than 50 per cent chance of succeeding in defending the relevant claim made by, the relevant third party in whole or in part:
(i)	the Purchaser or the relevant member of the Purchaser’s Group (as appropriate) shall either, take such steps as are so reasonably required by the Vendor; or

(ii)	the Purchaser shall waive all rights it may have to make any Claim in relation to the subject matter relevant Claim; or
(b)	the Purchaser or the relevant member of the Purchaser’s Group (as appropriate) has a less than 50 per cent chance of succeeding in defending the relevant claim made by, the relevant third party, the Purchaser or the relevant member of the Purchaser’s Group (as appropriate) shall not be required to defend any legal proceeding under the foregoing provisions of this paragraph 11.
11.5	The parties agree that the foregoing provisions of this paragraph 11 shall not apply to the Warranties contained paragraphs 1 to 6 in Part 1 (Title and Capacity) of Schedule 4.
12	Insurance policies
12.1	In respect of any matter which would give rise to a Claim, if the Company and/or its Subsidiaries is entitled to claim under any policy of insurance (or would have been so entitled had the Purchaser or the Company and/or any of its Subsidiaries maintained in force the policies of insurance maintained by or on behalf of the Company and/or its Subsidiaries immediately prior to Completion or policies providing equivalent cover thereto), then no such matter shall be the subject of a Claim unless and until the Purchaser or, as the case may be, the relevant member of the Purchaser’s

Group shall have made a claim against its insurers and used reasonable endeavours to pursue such claim and such claim has been settled or rejected by such insurer; and any such insurance claim (or any claim which could have been made had such policies or their equivalents been maintained as aforesaid) shall be dealt with in accordance with paragraph 10.1 (Prior recovery) and paragraph 10.2 (Subsequent recovery).

13	Purchaser’s knowledge

13.1	The Vendor shall not be liable for any Claim under this Agreement if and to the extent that any of the Purchaser or any member of the Purchaser’s Group or any director of a member of the Purchaser’s Group or any of their respective legal, financial, banking or other professional advisers were aware at the date of this Agreement (or ought reasonably to have been aware having regard to the nature and type of investigations, enquiries, searches, inspections and other due diligence carried out by or on behalf of any of them) of the facts, matters, events or circumstances which are the subject matter of the Claim.

13.2	The Purchaser represents and warrants that, save as disclosed in writing prior to Completion, neither the Purchaser, nor any member of the Purchaser’s Group, nor any director or officer of a member of the Purchaser’s Group or any of their respective legal, financial, banking or other professional advisers is at Completion aware of any event which is or would or may with the passage of time, the giving of notice, the taking of action, or failure to take any action, result or may result in a breach of any of the Warranties.

14	Allowance, provision or reserve in the Accounts and/or Management Accounts and/or UK Unaudited Accounts
No matter shall be subject to a Claim to the extent that:
(a)	allowance, provision or reserve in respect of such matter shall have been made in the Accounts and/or Management Accounts and/or UK Unaudited Accounts or such matter was referred to in the notes thereto; or

(b)	such matter has been included in calculating creditors or deducted in calculating debtors in the Accounts and/or Management Accounts and/or UK Unaudited Accounts and (in the case of creditors or debtors) is identified in the records of the Company or shall have been otherwise taken account of or reflected in the Accounts and/or Management Accounts and/or UK Unaudited Accounts.
15	Disclosure Letter and Supplementary Disclosure Letter

No Claim may be made against the Vendor to the extent that the subject matter of any Claim is fairly disclosed (as defined in clause 9.1 of this Agreement) in the Disclosure Letter and/or any of the Disclosure Documents and in respect of events and circumstances following the date of this Agreement only, the Supplementary Disclosure Letter (if any).

16	Matters prior to 21 April 2000

No Claim or any claim under the Tax Deed may be made against the Vendor to the extent that such Claim relates to a liability that arose directly or indirectly from a matter, fact or circumstance prior to 21 April 2000.

17	No double recovery

17.1	No liability shall attach to the Vendor by reason of any breach of any of the Warranties to the extent that the same loss has been recovered by the Purchaser under any other Warranty or term of this Agreement or any other document entered into pursuant hereto and accordingly the Purchaser may only recover once in respect of the same loss.

17.2	In calculating the liability of the Vendor for any breach of the Warranties there shall be taken into account the amount by which any Taxation for which the Company and/or the Subsidiaries or the Purchaser is now or in the future accountable or liable to be assessed is reduced or extinguished as a result of the matter giving rise to such liability.

18	Net benefit

The Vendor shall not be liable for any Claim to the extent that the subject of the Claim has been or is made good or is otherwise compensated for without cost or loss to the Purchaser’s Group or to the Company or any Subsidiaries.

19	Transferability of rights

This Agreement shall be actionable only by the Purchaser and no other party shall be entitled to make any Claim or take any action whatsoever against the Vendor under or arising out of or in connection with this Agreement.

20	Pensions, Property, Environment, Intellectual Property, Employment and Tax

20.1	No Claim may be made against the Vendor under this Agreement:
(a)	(save pursuant to the Warranties contained in Parts 6 and 7 of Schedule 4) to the extent that the Claim relates to or is in connection with any matter concerning the GSHP, GLAS and/or pensions and the Purchaser acknowledges and agrees that none of the Warranties shall or shall be deemed to be, whether directly or indirectly, a warranty in respect of the GSHP, GLAS or pension matters and that the Vendors makes no other warranty in respect of pension matters; or

(b)	(save pursuant to the Warranties contained in Part 9 of Schedule 4) to the extent that the Claim relates to or is in connection with any matter concerning Property and the protection or pollution of the Environment, the Purchaser acknowledges and agrees that none of the Warranties shall or shall be deemed to be, whether directly or indirectly, a warranty in respect of Property and Environment matters and that the Vendors makes no other warranty in respect of Property and Environment matters; or

(c)	(save pursuant to the Warranties contained in Part 8 of Schedule 4) to the extent that the Claim relates to or is in connection with any matter concerning Intellectual Property and/or information technology and the Purchaser acknowledges and agrees that none of the Warranties shall or shall be deemed to be, whether directly or indirectly, a warranty in respect of Intellectual Property and/or information technology matters and that the Vendors makes no other warranty in respect of Intellectual Property and/or information technology matters;

(d)	(save pursuant to the Warranties contained in the following Parts of Schedule 4:
(i)	Part 3: Warranty 9 only, Part 4: Warranties 5.4 and 12.1 to 12.3 only and Parts 5, 6, 7; and

(ii)	(in each case only in respect of claims concerning Health and Safety Law) Part 4: Warranties 4, 5.3 and 7.2 only and Part 9: Warranties 2.4 to 2.6 only), to the extent that the Claim relates to or is in connection with any matter concerning employment and/or employees and the Purchaser acknowledges and agrees that none of the other Warranties shall or shall be deemed to be, whether directly or indirectly, a warranty in respect of employment matters and that the Vendor makes no other warranty in respect of employment matters; or

(e)	(save pursuant to the Warranties contained in Part 10 of Schedule 4) to the extent that the Claim relates to or is in connection with any matter concerning Tax and the Purchaser acknowledges and agrees that none of the other Warranties shall or shall be deemed to be, whether directly or indirectly, a warranty in respect of Tax and that the Vendor makes no other warranty in respect of Tax.
21	Subsequent disposal

The Vendor shall not be liable to satisfy any claim which is made after the Company ceases to be a subsidiary of the Purchaser or if any shares in the relevant Company are quoted on any stock exchange.

22	Value Added Tax

22.1	As soon as reasonably practicable after the date of this Agreement, the Vendor shall procure that (if one has not already been made) an application shall be made to HM Revenue & Customs pursuant to section 43B VATA for the exclusion of each of the Company and the Subsidiaries from membership of the same VAT groups as the Vendor (or an associate of the Vendor) for the purposes of section 43B VATA (the “Vendor VAT Groups”) and for such exclusion to take effect on Completion or if HM Revenue & Customs do not permit this, at the earliest date following Completion permitted by section 43B VATA.

22.2	Pending the taking effect of such application and for so long thereafter as may be necessary, each of the Vendor and the Purchaser shall procure that such information is provided to the other as may be required to enable the continuing representative member of the Vendor VAT Groups to make all the returns required of it in respect of the Vendor VAT Groups.

22.3	When the exclusion takes effect after Completion, the Vendor and the Purchaser shall procure that such payments shall be made between such representative member and the Company and Subsidiaries as may be appropriate to ensure that the resulting position of each of the Company and Subsidiaries concerned is as close as possible to the position which would have obtained if such application or applications had taken effect on the date of Completion.

22.4	The parties to this Agreement undertake that they will on request promptly supply or procure that there is supplied to the other parties all information, particulars and access to and copies of records reasonably relevant to any liability of the parties under this paragraph 22.

22.5	The deeming provisions of Section 43(1) VATA shall be disregarded in determining for the purposes of this paragraph 22 what supplies or acquisitions or importations have been made or are deemed to have been made by or to any person.

23	Taxation

The provisions of paragraphs 7, 8, 10, 14, 17 and 18 of this Schedule 6 shall not apply in respect of any Claim under any of the Tax Warranties.

SCHEDULE 7
Conduct of Business before Completion
1	Alter its share capital or the rights attaching to any of its shares;

2	Create, allot, issue, redeem, purchase, consolidate, convert or subdivide any share or loan capital or any securities convertible into shares or grant any options for the issue of any such securities.

3	Send any notice to its shareholders or pass any shareholder resolution (in each case otherwise than may be required by rule, law or regulation).

4	Subscribe or otherwise acquire, or dispose of any shares in the capital of any company.

5	Acquire or dispose of the whole or part of the undertaking of it or of any other person, firm or company.

6	Declare or pay any dividend or make any other distribution save for a net increase of the loan owing to Sparex Limited by FinanceCo not exceeding the sum of £870,000, in cash, or accrual of interest on the loan owing from the Company to FinanceCo or the levy of management charges by Vector Industries Limited on any of the Company and/or the Subsidiaries to the extent that any such dividend or distribution is paid on or prior to 26 November 2010.

7	Create any mortgage, charge, pledge, lien, assignment, hypothecation, or other security interest upon or over the whole or any part of its assets.

8	Borrow monies (other than by way of its agreed overdraft facility), accept credit (other than normal trade credit), make payments out of or drawings on its bank accounts (other than in the ordinary and usual course) or make any loan or repay any loan or financial facility (in each case, other than in the ordinary course of business) save to the extent that FinanceCo increases the loan owing to Sparex Limited by a sum not exceeding £870,000, in cash on or prior to 26 November 2010 or there is any movement (either an increase or decrease as the case may be) in the loan owing by FinanceCo to Sparex Limited provided that the result of such movement is nil on the Completion Date.

9	Authorise the cessation of the use of the name “Sparex” as it is being used by the Business at the date of this Agreement.

10	Vary the terms of appointment or employment of any officer or any of the Key Employees, increase or vary the remuneration, pension rights or other benefits of any such officer or Key Employee, or appoint or dismiss any officer or such Key Employee.

11	Dismiss any Key Employee other than for gross misconduct and/or summarily dismiss any such employee.

12	Vary materially any terms of any of its policies of insurance or knowingly take any action which invalidates any of its policies of insurance.

13	Make any change to its auditors or its bankers or change its accounting reference date or accounting policies, except where such change is recommended by its auditors as a consequence of a change in generally accepted accounting practices or policies applicable to companies carrying on businesses of a similar nature, or as a consequence of a change in law.

14	Adopt any new pension scheme or amend the terms of an existing pension scheme.

15	Propose any scheme or plan of arrangement, reconstructions, amalgamation or demerger.

16	Make any proposal for the winding-up or liquidation of any member of the Group.

17	Not collect or release trade receivables which become due to any member of the Group other than in the ordinary and normal course of Business in accordance with past practice.

18	Make any payment otherwise than on arm’s length basis other than such payments that are made in the ordinary course of business as it is carried out at the date of this Agreement or save to the extent that FinanceCo increases the loan owing to Sparex Limited by a sum not exceeding £870,000, in cash and any such payment to FinanceCo is made on or prior to 26 November 2010.

19	Amend or terminate any material contract or commitment with suppliers or customers or Information Technology service providers other than in the ordinary course of business.

20	Commence or conduct any litigation so commenced by it (save for the collection of debts arising in the ordinary course of business) or settle or compromise any claim or dispute, other than, in each case, such action that is required and would be carried out in the ordinary course of business but for the application of the terms of this paragraph.

21	Engage any employee on terms that either his contract cannot be terminated by three months’ notice or less or his emoluments and/or commissions or bonuses are or are likely to be at the rate of £50,000 per annum or more or increase the emoluments and/or commissions or bonuses or any employee to more than £50,000 per annum or vary the terms of employment of any employee earning (or so that after such variation he will, or is likely to earn) more than £50,000 per annum.

22	Save for continuing to negotiate the agreements for leases and renewal of leases disclosed in the Data Room where such negotiations are concluded on market terms, agree to lease or share possession or occupation of any Property held or occupied by a member of the Group or amend the terms of any existing lease in respect of a Property.

23	Enter into any agreement to licence or part with or share the Intellectual Property in the Trade Marks or the Sparex catalogues, fail to maintain the registration of the Domain Names or transfer the Websites or the Domain Names to any other person.

24	Enter into any contract or binding commitment to do any of the acts or matters referred to in this Schedule 7.

ATTESTATIONS

Executed and delivered as a deed	)

by RUBICON PARTNERS	)	Designated member

INDUSTRIES LLP	)

acting by its designated members	)

in the presence of:	)

Designated member

Executed as a deed by AGCO INTERNATIONAL HOLDINGS BV acting by: /s/ R. N. Batkin

[signature of director] R. N. Batkin

[print name of director]

Director

in the presence of: /s/ Joanne Ray

[signature of witness] Joanne Ray

[print name of witness]

Address

Occupation